Loan No. 07-0004265

LOAN AGREEMENT

for a loan in the amount of

$8,000,000

among

ESC-ARBOR PLACE, LLC,

a Washington limited liability company

as Borrower

and

GENERAL ELECTRIC CAPITAL CORPORATION

as Agent and a Lender

and

THE OTHER FINANCIAL INSTITUTIONS WHO ARE OR HEREAFTER

BECOME PARTIES TO THIS AGREEMENT

as Lenders

Arbor Place Assisted Living

Dated as of June 30, 2006

i

LIST OF EXHIBITS AND SCHEDULES TO LOAN AGREEMENT

Exhibits:

Exhibit A Real Property
Exhibit B Form of Interest Holder Agreement
Exhibit C Intellectual Property
Exhibit D Ownership of Borrower
Exhibit E Provider Payment/Reimbursement Programs
Exhibit F Governmental Approvals
Exhibit G Master Tenant Organizational Chart

Schedules:

Schedule 2.1  Advance Conditions
Schedule 2.3  Amortization Schedule
Schedule 2.8  Sources and Uses
Schedule 3.1  Insurance Exceptions
Schedule I  Certain Definitions
Schedule II  Calculation of Net Operating Income

v

INDEX OF DEFINED TERMS

Adjusted Actual Rent - Sch. II	9	Leases - Sch. 2.1	3
Agent	1	Lender	1
Anti-Money Laundering Laws	22	Licenses	37
Anti-Money Laundering Measures	22	Lists	22
Anti-Terrorism Laws	22	Management Agreement	2
Arkansas Amendment Documents	1	Master Lease	2
Arkansas Borrower	1	Master Tenant	2
Arkansas Loan	1	Master Tenant Acquisition	28
Arkansas Loan Agreement	1	Master Tenant LLC Agreement	16
Arkansas Loan Documents	2	Master Tenant Purchase Contracts	28
Arkansas Mortgage Amendments	1	Monthly Effective Rent - Sch. II	9
Arkansas Mortgages	1	Monthly Reports	24
Arkansas Note	1	Net Operating Income - Sch. II	9
Assignment Agreement	7	Note	1
Assignment of Membership Interests -		Occupancy	36
Sch. 2.1	1	OFAC	21
Bankruptcy Party	43	OFAC Laws and Regulations	22
Borrower	1	Operating Agreement	16
Borrower Anti-Terrorism Policies	34	Other Lists	21
BSA	22	Permitted Debt	30
Charges	28	Prepayment Premium	4
Collateral	8	Project	1
CON	37	Property	1
Defeasance	5	Release Date	5
Defeasance Deposit	7	Rent Proceeds	32
Designated Person	22	Revenue - Sch. II	9
Event of Default	44	Scheduled Defeasance Payments	7
Executive Orders	22	SDN List	21
Expenses - Sch. II	9	Secondary Market Transactions	35
FIRREA - Sch. 2.1	4	Security Agreement	6
fiscal month	24	State Regulator	33
Funding Amount	3	Subordination Agreement - Sch. 2.1	1
GECC	1	Subordination Amendment	1
Healthcare Laws	36	Successor Borrower	7
HIPAA	36	Tax Impound	12
HIPAA Compliance Date	37	Taxes	12
HIPAA Compliance Plan	37	Terrorism	9
HIPAA Compliant	37	Third-Party Payor Programs	39
Improvements	1	Title Policy - Sch. 2.1	2
Incorporation Documents	16	U.S. Obligations	8
Interest Holder Agreement	33	U.S. Publicly-Traded Entity	22
Interest Rate	3	Violation	21
Investor Anti-Terrorism Policies	34	Yield Maintenance Amount	8

LOAN AGREEMENT

This Loan Agreement is entered into as of June 30, 2006, among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GECC" and in its capacity as agent for the Lenders, together with its successors, "Agent"), the financial institutions other than GECC who are or hereafter become parties to this Agreement (together with GECC collectively, or individually, as the context may require, "Lender"), and ESC-ARBOR PLACE, LLC, a Washington limited liability company ("Borrower").

RECITALS

A.  Lender and Agent have agreed to make the Loan to Borrower subject to the terms and conditions contained herein. The Loan is evidenced by that certain Promissory Note of even date herewith in the original principal amount of Eight Million and No/100 Dollars ($8,000,000.00) (the Promissory Note and all amendments thereto and substitutions therefor are hereinafter referred to collectively as the "Note"). The terms and provisions of the Note are hereby incorporated herein by reference in this Agreement.

B.  On the Closing Date, Borrower will be the owner of the real property more particularly described on Exhibit A attached hereto (the "Property"), and the Improvements located thereon (collectively, the "Improvements"), including, without limitation, an assisted living facility. The Property, together with the Improvements, are referred to herein as the "Project."

C.  On or about December 1, 2005, Lender made a loan (the "Arkansas Loan") to Emeritus Properties-Arkansas, LLC, a Delaware limited liability company ("Arkansas Borrower") in the original principal amount of Fifteen Million Nine Hundred Thirty Thousand and No/100 Dollars ($15,930,000.00). The Arkansas Loan is evidenced by, among other things (i) that certain Promissory Note dated December 1, 2005, in the original principal amount of Fifteen Million Nine Hundred Thirty Thousand and No/100 Dollars ($15,930,000.00) made by Arkansas Borrower in favor of Lender (the "Arkansas Note"), (ii) that certain Loan Agreement dated December 1, 2005, by and between Arkansas Borrower, Agent and Lender (the "Arkansas Loan Agreement"), and (iii) those three (3) Mortgages, Assignments of Rents and Security Agreements dated December 1, 2005, from Arkansas Borrower in favor of Agent (collectively, the "Arkansas Mortgages"). Concurrently herewith, Arkansas Borrower and/or Guarantor and Agent are executing (i) those certain First Amendments to Mortgage, Assignment of Rents and Security Agreement (collectively, the "Arkansas Mortgage Amendments"), (ii) that certain First Amendment to Loan Agreement, and (iii) that certain First Amendment to Subordination, Attornment and Security Agreement (the "Subordination Amendment") (the First Amendment to Loan Agreement, together with the Arkansas Mortgage Amendments, the Subordination Amendment and any other documents executed in connection therewith are collectively referred to herein as the "Arkansas Amendment Documents"). The Arkansas Note, the Arkansas Loan Agreement, the Arkansas Mortgages, the Guaranty of Payment and Performance dated December 1, 2005, from Guarantor in favor of Agent, the Subordination, Attornment and Security Agreement dated December 1, 2005, by and among Guarantor, Arkansas Borrower and Agent, and any other documents evidencing or securing the

Arkansas Loan or executed in connection therewith, as amended by the Arkansas Amendment Documents, and any further modifications, renewals and extensions thereof, are referred to herein collectively as the "Arkansas Loan Documents."

D.  The Project is master leased to Silver Lake Assisted Living LLC, a Washington limited liability company ("Master Tenant") pursuant to a Lease Agreement (the "Master Lease") of even date herewith between Borrower and Master Tenant. Master Tenant and Guarantor are parties to a certain Management Agreement dated September 1, 1998 (the "Management Agreement"), pursuant to which Guarantor provides certain property management services to the Project.

E.  Borrower will use the proceeds of the Loan for the purpose of acquiring the Project.

F.  Borrower's obligations under the Loan will be evidenced and secured by, the Loan Documents.

NOW, THEREFORE, in consideration of the foregoing and the mutual conditions and agreements contained herein, the parties agree as follows:

 ARTICLE I

INCORPORATION OF RECITALS, EXHIBITS AND SCHEDULES

Section 1.1  Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

Section 1.2  Incorporation of Exhibits and Schedules.

The Exhibits and Schedules to this Agreement are attached hereto and are incorporated in this Agreement and expressly made a part hereof by this reference.

Section 1.3  Definitions.

All terms defined in Schedule I or otherwise in this Agreement shall, unless otherwise defined therein, have the same meanings when used in any other Loan Document, or any certificate or other document made or delivered pursuant hereto. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole.

ARTICLE II

LOAN TERMS

Section 2.1  Disbursements.

Funding. The Loan shall be funded in one advance and repaid in accordance with this Agreement and the other Loan Documents. On the Closing Date, and subject to the terms, provisions and conditions of this Agreement (including, without limitation Borrower's satisfaction of the conditions to initial advance described in Schedule 2.1 attached hereto) and the other Loan Documents, Lender shall disburse to Borrower from the proceeds of the Loan the amount of Eight Million and No/100 Dollars ($8,000,000.00) (the "Funding Amount").

Section 2.2  Interest Rate; Late Charge.

The outstanding principal balance of the Loan (including any amounts added to principal under the Loan Documents) shall bear interest at a rate of interest equal to seven and two hundred twenty-nine thousandths of one percent (7.229%) per annum (the "Interest Rate"). Interest shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the date of the initial advance or the date on which the immediately preceding payment was due. If Borrower fails to pay any installment of interest or principal within five (5) days after the date on which the same is due, Borrower shall pay to Agent a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to the greater of (a) interest at the Default Rate on such amount from the date when due until paid, and (b) five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. While any Event of Default exists, the Loan shall bear interest at the Default Rate.

Section 2.3  Payments.

(a)  Payments at Interest Rate. Commencing on August 1, 2006, Borrower shall pay interest in arrears on the first day of each month until all amounts due under the Loan Documents are paid in full. If the first day of a month is not a Business Day, then the applicable payment due hereunder shall be made on the first Business Day immediately following the first day of such month.

(b)  Principal Amortization Payments. Commencing on August 1, 2006, and on the first (1st) day of each month thereafter until the Maturity Date, Borrower shall make a monthly principal amortization payment in accordance with Schedule 2.3 in addition to the interest payments required under Section 2.3(a), above. If the first day of a month is not a Business Day, then the applicable payment due hereunder shall be made on the first Business Day immediately following the first day of such month.

(c)  Credit for Payments under Master Lease. Agent acknowledges and agrees that Master Tenant, in its capacity as the tenant under the Master Lease, has been directed to make its rent payments directly to Agent to be applied against the obligations of Borrower under the Loan Agreement and the other Loan Documents and that Borrower shall be deemed to have fulfilled its obligations under this Section 2.3 as long as Agent has actually received such payments from Master Tenant, in its capacity as the tenant under the Master Lease, by the date on which any payment is due from Borrower under this Section 2.3 and such payments (after application to the Indebtedness as set forth in Section 2.6 herein) is sufficient to pay in full any amounts then due and payable under this Section 2.3.

Section 2.4  Maturity.

Maturity Date. The Loan shall mature and Borrower shall pay to Agent all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents on June 30, 2013.

Section 2.5  Prepayment.

Borrower may not prepay any of the outstanding principal balance of the Loan in full or in part at any time. If the Loan is accelerated for any reason other than casualty or condemnation, Borrower shall pay, in addition to all other amounts outstanding under the Loan Documents, a prepayment premium ("Prepayment Premium") equal to one percent (1%) of the outstanding principal balance of the Loan. Defeasance pursuant to Section 2.9 below shall be available to Borrower at any time on and after July 1, 2008, as provided herein.

Section 2.6  Application of Payments.

All payments received by Agent or Lender under the Loan Documents shall be applied: first, to any fees, expenses and indemnification payments due to Agent or Lender under the Loan Documents; second, to any Default Rate interest or late charges; third, to other accrued and unpaid interest; fourth, to the principal sum and other amounts due under the Loan Documents, and fifth to the Prepayment Premium.

Section 2.7  Capital Adequacy; Increased Costs; Illegality.

(a)  If Agent determines that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other governmental authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender and thereby reducing the rate of return on Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by Agent, pay to Lender, additional amounts sufficient to compensate Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by Agent to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.7(a).

(b)  If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining the Loan, then Borrower shall from time to time, upon demand by Agent, pay to Lender, additional amounts sufficient to compensate Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by Agent, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.7(b).

Section 2.8  Sources and Uses.

The sources and uses of funds for the contemplated transaction are as described on Schedule 2.8 attached hereto. Borrower shall deliver such information and documentation as Agent shall request to verify that the sources and uses are as indicated on Schedule 2.8. A reduction in the amounts necessary for any of the uses may, at Agent's election, result in an equal reduction in the amount of the Loan.

Section 2.9  Defeasance.

At any time from and after July 1, 2008, so long as no monetary default, material non-monetary default or Event of Default hereunder or under any of the other Loan Documents is then continuing, Borrower may obtain the release of the Project from the lien of the Security Document upon the satisfaction of the following conditions precedent ("Defeasance"):

(a)  not less than thirty (30) days prior written notice to Lender specifying the first day of a calendar month (or if not a Business Day, the first Business Day of such calendar month) (the "Release Date") on which the Defeasance Deposit (hereinafter defined) is to be made;

(b)  the payment to Agent on the Release Date of interest accrued and unpaid on the principal balance of the Loan to and including the Release Date;

(c)  the payment to Agent on the Release Date of all other sums, not including scheduled interest or principal payments, due under the Note, the Mortgages and the other Loan Documents;

(d)  the payment to Agent on the Release Date of the Defeasance Deposit and a $2,500 non-refundable processing fee;

(e)  the delivery by Borrower to Agent at Borrower's sole cost and expense of:

(i)  a security agreement in form and substance satisfactory to Lender, creating a first priority lien in favor of Agent on the Defeasance Deposit and the U.S. Obligations (hereinafter defined) purchased on behalf of Borrower with the Defeasance Deposit in accordance with this Section 2.9 (the "Security Agreement");

(ii)  releases of the Project from the lien of the Mortgages (for execution by Lender) in a form appropriate for the jurisdiction in which the Project is located and otherwise acceptable to Agent;

(iii)  an officer's certificate of Borrower certifying that the requirements set forth in this clause (e) have been satisfied;

(iv)  an opinion of counsel in form and substance, and rendered by counsel, satisfactory to Agent, at Borrower's expense, stating, among other things, that Agent has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations purchased by or on behalf of Borrower and pledged to Agent and as to enforceability of the Assignment Agreement (as hereinafter defined), the Security Agreement and other documents delivered in connection therewith, and if required by the Agent, a substantive non-consolidation opinion with respect to the Successor Borrower (as hereinafter defined); and

(v)  such other certificates, documents, opinions or instruments as Agent may reasonably request; and

(f)  Agent shall have received, at Borrower's expense, a certificate from a nationally or regionally recognized independent certified public accountant acceptable to Agent, in form and substance satisfactory to Lender, certifying the amount of U.S. Obligations required to be purchased with the Defeasance Deposit in order to generate sufficient sums to satisfy the obligations of Borrower under this Agreement, the Note and this Section 2.9 as and when such obligations become due.

In connection with the conditions set forth above, Borrower hereby appoints Agent as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase or cause to be purchased U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Release Date upon which interest and principal payments are required under this Agreement and the Note, including the amounts due on the Maturity Date, and in amounts equal to the scheduled payments due on such dates under this Agreement and the Note plus Agent's reasonable estimate of administrative expenses and applicable federal income taxes associated with or to be incurred by the Successor Borrower during the remaining term of, and applicable to, the Loan (the "Scheduled Defeasance Payments"). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to Agent and applied to satisfy the obligations of Borrower under this Agreement, the Note and this Section 2.9.

Upon compliance with the requirements of this Section 2.9, the Project shall be released from the lien of the Security Document and the pledged U.S. Obligations shall be the sole source of collateral securing the repayment of the Loan and the Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by the preceding paragraph and to otherwise satisfy the Borrower's obligations under this Section 2.9 shall be remitted to Borrower with the release of the Project from the lien of the Security Document. In connection with such release, a successor entity meeting Agent's then applicable single purpose entity requirements and otherwise acceptable to Agent, adjusted, as applicable, for the Defeasance contemplated by this Section 2.9 (the "Successor Borrower"), shall be established by Borrower subject to Agent's approval (or at Agent's option, by Agent) and Borrower shall transfer and assign all obligations, rights and duties under and to the Note together with the pledged U.S. Obligations to such Successor Borrower pursuant to an assignment and assumption agreement in form and substance satisfactory to Lender (the "Assignment Agreement"). Such Successor Borrower shall assume the obligations under the Note, the Security Agreement and the other Loan Documents and Borrower shall be relieved of its obligations thereunder, except (i) that Borrower shall be required to perform its obligations pursuant to this Section 2.9, including maintenance of the Successor Borrower, if applicable, and (ii) for those obligations of Borrower which expressly survive repayment of the Loan. Borrower shall pay $1,000.00 to any such Successor Borrower as consideration for assuming the obligations under the Note, the Security Agreement and the other Loan Documents pursuant to the Assignment Agreement. Borrower shall pay all reasonable costs and expenses incurred by Agent and Lender in connection with this Section 2.9, including Agent's and Lender's reasonable attorneys' fees and expenses, and any administrative and tax expenses associated with or incurred by the Successor Borrower, which amounts shall, as set forth above, be included when calculating the amount of the Defeasance Deposit.

For purposes of this Section 2.9, the following terms shall have the following meanings:

(x) The term "Defeasance Deposit" shall mean an amount equal to the Yield Maintenance Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments (including Lender's reasonable estimate of administrative expenses and applicable federal, state or local income taxes associated with or to be incurred by the Successor Borrower during the remaining term of, and applicable to, the Loan) and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Section 2.9, all as estimated by Agent.

(y) The term "Yield Maintenance Amount" shall mean the amount estimated by Agent which will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments; and

(z) The term "U.S. Obligations" shall mean "Government Securities" as defined in the REMIC regulations, specifically, Treasury Regulation § 1.860G-2(a)(8)(i), as chosen by Agent.

Section 2.10  Security.

Collateral. The Loan and all other indebtedness and obligations under the Loan Documents shall be secured by the following (collectively, the "Collateral"): (a) the mortgaged property and other collateral as set forth in the Security Document, (b) a first priority security interest in all of the membership interests in Borrower pledged by all members of Borrower, (c) any other collateral or security described in this Agreement or the other Loan Documents.

ARTICLE III

INSURANCE, CONDEMNATION, AND IMPOUNDS

Section 3.1  Insurance.

Borrower shall maintain insurance as follows:

(a)  Property. Borrower shall (or shall cause Master Tenant to) keep the Project insured against damage by fire and the other hazards covered by a standard extended coverage and "special perils" insurance policy (including a separate policy for broad form boiler and machinery coverage (without exclusion for explosion)) for the full insurable value thereof the term "full insurable value" to mean the actual replacement cost of the improvements and the personal property (without taking into account depreciation or co-insurance), and shall maintain such other casualty insurance as reasonably required by Agent, including, without limitation, ordinance or law coverage, in amounts and in form and with carrier(s) approved by Agent as of the Closing Date which carrier(s), amounts and form shall not be changed without the prior written consent of Agent. Borrower shall keep the Project insured against loss by flood if the Project is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Reform Act of 1994 (and any successor acts thereto) in an amount at least equal to the amount approved by Agent as of the Closing Date. The proceeds of insurance paid on account of any damage or destruction to the Project shall be paid to Agent to be applied as provided in Section 3.2. Notwithstanding anything contained in this Agreement to the contrary and without limitation of any of the provisions contained in this Article III, Borrower shall at all times maintain ordinance or law coverage in amount equal to the full replacement cost of the Project and otherwise in form and substance and with carriers approved by Agent in Agent's reasonable discretion.

(b)  Liability. Borrower shall maintain or shall cause Master Tenant to maintain (a) commercial general liability insurance with respect to the Project; (b) worker's compensation insurance and employer's liability insurance covering employees at the Project employed by Guarantor and/or Master Tenant (to the extent required, and in the amounts required by applicable laws); (c) business interruption insurance, including use and occupancy, rental income loss and extra expense, against all periods covered by Borrower's property insurance; (f) Umbrella liability, (g) builder's risk insurance, as applicable, (h) professional liability insurance, and (g) Terrorism insurance (subject to the requirements of this Section 3.1(a)). All of the above shall be maintained at all times during the term of the Loan with coverages, in the amounts and forms and with limits and carrier(s) approved by Agent as of the Closing Date which carrier(s), amounts, limits and form shall not be changed or reduced without the prior written consent of Agent. Without limiting the foregoing and notwithstanding anything to the contrary contained in this Agreement, if on the Closing Date, terrorism, terrorist acts or similar perils (collectively, "Terrorism") is an exclusion from coverage in any such insurance policy, or, if Terrorism is an exclusion from coverage in any such insurance policy, then Borrower shall, upon Agent's request, obtain a separate policy insuring specifically against Terrorism.

(c)  Other Insurance. Borrower shall maintain or shall cause Guarantor to maintain such other insurance with respect to the Project as reasonably required by Agent.

(d)  Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Agent to name Agent as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Agent, without contribution, under a standard New York (or local equivalent) mortgagee clause. All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the State where the Project is located, with a rating of "A-IX" or better as established by Best's Rating Guide (or an equivalent rating approved in writing by Agent). Each policy shall provide that such policy may not be cancelled or materially changed except upon thirty (30) days' prior written notice of intention of non-renewal, cancellation or material change to Agent and that no act or thing done by Borrower shall invalidate any policy as against Agent. Borrower shall assign the policies or proofs of insurance to Agent, in such manner and form that Agent and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. Borrower shall deliver certificates of insurance to Agent evidencing the coverages required hereunder. The proceeds of insurance policies coming into the possession of Agent shall not be deemed trust funds, and Agent shall be entitled to apply such proceeds as herein provided. Borrower shall not maintain any separate or additional property insurance which is contributing in the event of loss unless it is properly endorsed and otherwise satisfactory to Agent in all respects.

(e)  Adjustments. Borrower shall give immediate written notice of any loss to the insurance carrier and, if such loss is reasonably expected by Borrower to exceed the deductible or if such loss is reasonably likely to result in a material adverse change, to Agent. Borrower hereby irrevocably authorizes and empowers Agent, as attorney-in-fact for Borrower coupled with an interest, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Agent's expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.1, however, shall require Agent to incur any expense or take any action hereunder.

(f)  Agent's Right to Purchase Insurance. In the event Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrower's expense to protect Agent's interests in the Project. This insurance may, but need not, protect Borrower's interests. The coverage purchased by Agent may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Project. Borrower, or Agent at Borrower's request, may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Project, Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the outstanding principal balance of the Loan if not paid by Borrower within ten (10) days after receipt of a written demand for payment from Lender accompanied by an invoice or other reasonably supporting documentation. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

(g)  Borrower has advised Agent and Lender that, to the limited extent described on Schedule 3.1, it is not in compliance as of the Effective Date with certain requirements set forth in Section 3.1. Borrower nonetheless represents and warrants to Agent and Lender that the policies of insurance (including the deductible or self-insured retention provisions thereof) and risk management programs that Borrower and Guarantor have in effect as of the date hereof are, and as may be in effect at any time prior to the Maturity Date will be, consistent with custom, practice and prudent management standards in the business and industry in which Borrower and Guarantor are engaged. As and when insurance meeting the requirements set forth in Section 3.1 (to the extent Borrower is not in compliance with such requirements as provided in Schedule 3.1) becomes generally available to operators of assisted living facilities owned by institutional operators and similar to the Facility at commercially reasonable rates, as determined by Agent in its reasonable judgment, Borrower shall purchase and maintain or shall cause Master Tenant to purchase and maintain such insurance. Borrower's non-compliance with the requirements of Section 3.1, as set forth in Schedule 3.1, shall not give rise to an Event of Default so long as (i) no other Event of Default then exists, (ii) such non-compliance is limited to the matters described on Schedule 3.1, as it may be amended from time to time prior to the Maturity Date with the consent of Agent and Lender in their sole discretion, (iii) the representations and warranties set forth in this Section 3.1(g) remain true, correct and complete in all respects, and (iv) Borrower is in compliance with the other covenants contained in this Section 3.1. Notwithstanding anything to the contrary set forth herein, if any insurance provided by Borrower or Master Tenant in accordance with Schedule 3.1 provides for coverage on a "claims-made" basis, every "claims made" renewal or replacement policy shall continue to show the first date of claims made coverage as of the date of execution of this Loan Agreement, or a date prior hereto, as its prior acts/retroactive or continuity date. Furthermore, if any "claims made" policy is cancelled or non-renewed, and not replaced by an "occurrence" policy with "full prior acts", Borrower will purchase or will cause Guarantor to purchase an "Extended Reporting Provision Option" (i.e., tail coverage), for a term equal to the then remaining term of the Loan, and if any "claims made" policy is subsequently replaced by an "occurrence" policy, Borrower agrees that said "occurrence" policy will contain a "full prior acts" provision.

Section 3.2  Use and Application of Insurance Proceeds.

Agent shall apply insurance proceeds to costs of restoring the Project or the Loan as follows:

(a)  if a loss is less than or equal to twenty five percent (25%) of the original principal balance of the Loan, Agent shall apply the insurance proceeds to restoration provided that: (a) no Potential Default exists, and (b) Borrower promptly commences and diligently pursues restoration of the Project;

(b)  if the loss exceeds twenty-five percent (25%) of the original principal balance of the Loan, but is not more than twenty-five percent (25%) of the replacement value of the Improvements (for projects containing multiple phases or stand alone structures, such calculation to be based on the damaged phase or structure, not the Project as a whole), Agent shall apply the insurance proceeds to restoration provided that at all times during such restoration: (a) no monetary default or non-monetary default or Event of Default exists hereunder or under any of the other Loan Documents; (b) Agent determines that there are sufficient funds available to restore and repair the Project to a condition approved by Agent; (c) Agent determines that the Net Operating Income of the Project during restoration plus the collectible proceeds of business interruption insurance plus any amounts specifically reserved by Guarantor for the sole purpose of funding the restoration will be sufficient to pay Debt Service as of the first measuring period occurring after the anticipated date of completion of restoration, (d) the Borrower will be able to satisfy the financial covenants set forth in Sections 7.26(a) and (b); (e) Agent determines that restoration and repair of the Project to a condition approved by Agent will be completed within nine (9) months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; and (f) Borrower promptly commences and is diligently pursuing restoration of the Project; or

(c)  if the conditions set forth above are not satisfied or the loss exceeds the maximum amount specified in Subsections (b) above, in Agent's sole discretion, Agent may apply any insurance proceeds it may receive to the payment of the Loan or allow all or a portion of such proceeds to be used for the restoration of the Project.

Insurance proceeds applied to restoration will be disbursed on receipt of satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects' certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances, including, as applicable, the advance conditions under Part C of Schedule 2.1 with respect to disbursement of insurance proceeds.

Section 3.3  Condemnation Awards.

Borrower shall immediately notify Agent of the institution of any proceeding for the condemnation or other taking of the Project or any portion thereof. Agent may participate in any such proceeding and Borrower will deliver to Agent all instruments necessary or required by Agent to permit such participation. Where the amount of the compensation or award is anticipated to be in excess of $25,000 (the "Award Threshold") Borrower shall not, without Agent's prior consent, (a) agree to any compensation or award, and (b) take any action or fail to take any action which would cause the compensation to be determined. All awards and compensation for the taking or purchase in lieu of condemnation of the Project or any part thereof are hereby assigned to Agent as security for the obligations of Borrower under this Agreement, all such awards and compensation below the Award Threshold may be paid directly to Borrower so long as no Event of Default exists and restoration or repair and the continued operation of the applicable Property is economically feasible (and the condemnation or other taking did not affect in any way the Improvements) and all such awards and compensation in excess of the Award Threshold shall be paid to Agent. Borrower authorizes Agent to collect and receive such awards and compensation in excess of the Award Threshold to give proper receipts and acquittances therefor, and in Agent's sole discretion, (a) to apply the same (after deduction of Lender's reasonable costs and expenses, if any in collecting the same) toward the payment of the Loan in such order and manner as Agent may elect, notwithstanding that the Loan may not then be due and payable, or (b) to make the same available to Borrower for the restoration or repair of the Project. If the net proceeds of the condemnation award are made available to Borrower for restoration or repair, such proceeds shall be disbursed upon satisfaction of and in accordance with the terms and conditions set forth in Section 3.2. Borrower, upon request by Agent, shall execute all instruments requested to confirm the assignment of the awards and compensation to Agent, free and clear of all liens, charges or encumbrances.

Section 3.4  Reserved.

Section 3.5  Real Estate Tax Impounds.

At the time of and in addition to the monthly installment of interest, and if applicable, principal due under the Note and this Loan Agreement, Borrower shall deposit with Agent's or Agent's designee, monthly, a sum of money (the "Tax Impound") equal to one-twelfth (1/12th) of the annual charges for real estate taxes, assessments, and impositions relating to the Project (collectively, the "Taxes"). At or before the initial advance of the Loan, Borrower shall deposit with Agent or Agent's designee a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments and maintain a reserve equal to approximately one-sixth (1/6th) of the annual taxes, assessments and charges in Agent's sole but reasonable estimation. Deposits shall be made on the basis of Agent's estimate from time to time of the charges for the current year (after giving effect to any reassessment or, at Agent's election, on the basis of the charges for the prior year, with adjustments when the charges are fixed for the then current year). All funds so deposited shall be held by Agent or Agent's designee. These sums may be commingled with Agent or Agent's designee's general funds and shall not be deemed to be held in trust for the benefit of Borrower. So long as no Event of Default exists hereunder, Agent shall credit for Borrower's account interest on such funds held by Agent or Agent's designee from time to time at the Money Market Rate. All interest paid on such funds shall be deemed to be a part of the Tax Impound and shall be applied in accordance with this Section 3.5. Borrower hereby grants to Agent for the benefit of Lender and Agent a security interest in all funds so deposited with Agent or Agent's designee for the purpose of securing the Loan. While an Event of Default exists, the funds deposited may be applied in payment of the Taxes or to the payment of the Loan or any other charges affecting the security of Agent, as Agent may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Agent. Borrower shall furnish, or cause to be furnished, to Agent bills for the Taxes at least thirty (30) days prior to the date on which the Taxes first become payable. If at any time the amount on deposit with Agent or Agent's designee, together with amounts to be deposited by Borrower before Taxes are payable, is insufficient to pay such Taxes and maintain a reserve equal to approximately one-sixth (1/6th) of the Taxes, Borrower shall deposit any deficiency with Agent or Agent's designee immediately upon demand. Agent shall pay such Taxes when the amount on deposit with Agent or Agent's designee is sufficient to pay such charges and maintain such reserve and Agent has received a bill for such charges. The obligation of Borrower to pay the Taxes, as set forth in the Security Document, is not affected or modified by the provisions of this paragraph but shall be deemed satisfied if the same are paid by Agent or Agent's designee pursuant to the provisions of this paragraph.

ARTICLE IV

LEASING MATTERS

Section 4.1  Representations and Warranties on Leases.

(a)  Borrower represents and warrants to Agent with respect to Leases of the Project that, to its knowledge: (i) the occupancy certificate separately delivered to Agent at or prior to Closing, if any, is true and correct as of the date hereof, and the Leases are valid and in and full force and effect; (ii) the Leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (iii) the copies of the Leases delivered to Agent are true and complete; (iv) neither the landlord nor any tenant is in default under any of the non-residential Leases; (v) Borrower has no knowledge of any notice of termination or default with respect to any non-residential Lease; (vi) Borrower has not assigned or pledged (and has not permitted Master Tenant or Guarantor to assign or pledge) any of the Leases, the rents or any interests therein, except to Agent; (vii) no non-residential tenant or other party has an option to purchase all or any portion of the Project; (viii) no tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease (unless due to casualty or condemnation of the Project); and (ix) no tenant has prepaid more than one month's rent in advance (except for bona fide security deposits not in excess of an amount equal to two month's rent).

(b)  The Project shall at all times be master leased to Master Tenant pursuant to the Master Lease. The Master Lease shall, at all times during the term of the Loan, be subordinated to the lien of the Mortgage pursuant to the terms of the Subordination Agreement.

Section 4.2  Approval Rights.

(a)  Borrower shall not and shall not permit Master Tenant or Guarantor to, without Agent's prior written consent, enter into or amend (in any material respect) any Lease or other rental or occupancy agreement or concession agreement with respect to the Project except as expressly permitted hereunder.

(b)  Borrower shall have the right to enter into or to permit Master Tenant or Guarantor to enter into, amend and/or modify non-residential Leases without Agent's consent provided (i) the economic terms of the Lease conform to those of the market, (ii) the form of the non-residential Lease is that of the standard lease form approved by Agent, with no material modifications, (iii) the initial term is not longer than one (1) year or if longer such Lease shall be terminable by Guarantor as landlord upon not greater than 30 days prior written notice to the applicable tenant, and (iv) such Lease is not a Material Non-Residential Lease.

(c)  Borrower, Guarantor and Master Tenant shall have the right to enter into or amend any residential Lease which has a term of no more than one (1) month and all such residential Leases shall be at market rates on the form previously approved by Agent without any material modifications.

(d)  Except for the expiration of the Master Lease by its terms pursuant to Section 2 thereof, Borrower shall not suffer or permit an amendment or termination of the Master Lease.

Section 4.3  Covenants.

Borrower shall and shall cause Master Tenant and Guarantor to: (a)  perform the obligations which Borrower and Master Tenant are required to perform under the Leases; (b) enforce the material obligations to be performed by the tenants under the Leases; (c) promptly furnish to Agent any notice of default or termination received by Borrower or Guarantor or Master Tenant from any non-residential tenant, and any notice of default or termination given by Borrower or Master Tenant or Guarantor to any non-residential tenant; (d) not collect any rents for more than one month in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months rent; (e) not enter into any ground lease or master lease of any part of the Project other than the Master Lease; (f) not further assign or encumber any Lease; (g) not, except with Agent's prior written consent, cancel or accept surrender or termination of any Material Non-Residential Lease; and (h) not, except with Agent's prior written consent, modify or amend any Material Non-Residential Lease, and any action in violation of clauses (e), (f), (g), and (h) of this Section 4.3 shall be void at the election of Agent. Borrower will not suffer or permit any breach or default to occur in any of Borrower's or Guarantor's or Master Tenant's obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of Borrower or Guarantor or Master Tenant to meet any requirement of any Lease.

Section 4.4  Tenant Estoppels.

At Agent's request, Borrower shall obtain and furnish to Agent, written estoppels in form and substance satisfactory to Agent, executed by non-residential tenants under Leases in the Project (including the Master Tenant under the Master Lease) and confirming the term, rent, and other provisions and matters relating to the non-residential Leases.

Section 4.5  Security Deposits

Neither Borrower nor Guarantor nor Master Tenant has collected or is in receipt of any security deposit from any tenant of the Project, except as described on the occupancy summary previously provided to Agent at or prior to closing. All resident trust funds shall be held in separate personal allowance funds (not commingled) for the sole use of the applicable resident, and such funds shall be recorded on the Facility's financial records as independent accounts.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent that:

Section 5.1  Organization and Power.

Each of Borrower and Guarantor and Master Tenant is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with legal requirements applicable to doing business in the state of its formation. Each of Borrower and Guarantor and Master Tenant is in good standing under the laws of and is in compliance with legal requirements applicable to doing business in the state where each Project is located. Borrower is not a "foreign person" within the meaning of § 1445(f)(3) of the Internal Revenue Code.

Section 5.2  Guarantor/Master Tenant.

(a)  Guarantor's principal place of business is at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121. Guarantor is the sole member of Borrower and owns one hundred percent (100%) of the membership interests in Borrower free and clear of all liens, claims, and encumbrances. Guarantor has full right, power and authority to execute the Loan Documents on its own behalf and on behalf of Borrower.

(b)  Authority/Baty. Guarantor shall have authority to make all material business decisions (including a sale or refinance) for Borrower during the term of the Loan. Daniel Baty is the chairman of the board of directors of Guarantor.

(c)  Master Tenant's principal place of business is at 600 University Street, Suite 2500, Seattle, Washington 98101. BP Limited Partnership and Providence Health Systems-Washington are the sole members of Master Tenant and own one hundred percent (100%) of the membership interests in Master Tenant, free and clear of all liens, claims and encumbrances. The direct and indirect ownership interest in Master Tenant is set forth on the organization chart attached hereto as Exhibit G. All such interests are free and clear of all liens, claims, encumbrances and rights of others except as set forth on Exhibit G. Master Tenant has full right, power and authority to execute the Loan Documents on its own behalf. Guarantor shall have the authority to make all material business decisions for Master Tenant at all times following the closing of the Master Tenant Acquisition.

Section 5.3  Borrower's Operating Agreement.

A true and complete copy of the operating agreement creating Borrower and any and all amendments thereto (collectively, the "Operating Agreement") has been furnished to Agent. The Operating Agreement constitutes the entire agreement among the members of Borrower and is binding upon and enforceable against each of the members in accordance with its terms. There are no other agreements, oral or written, among any of the members relating to Borrower. No breach exists under the Operating Agreement and no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Master Tenant LLC Agreement.

Section 5.4  Corporate Documents.

A true and complete copy of the articles of incorporation and by-laws of Guarantor (collectively, the "Incorporation Documents") have been furnished to Agent. The Incorporation Documents were duly executed and delivered, are in full force and effect, and binding upon and enforceable in accordance with their terms.

A true and complete copy of the operating agreement creating Master Tenant and any and all amendments thereto (the "Master Tenant LLC Agreement") has been furnished to Agent. The Master Tenant LLC Agreement constitutes the entire agreement among the members of Master Tenant and is binding upon and applicable against each of the members in accordance with its terms. There are no other agreements, oral or written, among any of the members relating to Master Tenant. No breach exists under the Master Tenant LLC Agreement and no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Master Tenant LLC Agreement.

Section 5.5  Validity of Loan Documents.

The execution, delivery and performance by Borrower, Master Tenant and Guarantor of the Loan Documents to which it or they are a party: (a) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (b) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower and Guarantor and Master Tenant, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors' rights.

Section 5.6  Liabilities; Litigation.

(a)  The financial statements delivered by Borrower and Guarantor and Master Tenant are true and correct with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting the Project, Borrower or Master Tenant or Guarantor. Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of Borrower, threatened, against the Project, Borrower, Master Tenant or Guarantor which if adversely determined would reasonably be expected to have a material adverse effect on such party, the Project or the Loan.

(b)  Neither Borrower nor Guarantor nor Master Tenant is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor Master Tenant nor Guarantor has knowledge of any Person contemplating the filing of any such petition against it.

Section 5.7  Taxes and Assessments.

There are no unpaid or outstanding real estate or other taxes or assessments on or against the Project or any part thereof, except general real estate taxes not due or payable. Copies of the current general real estate tax bills with respect to the Project have been delivered to Agent. The Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. Except as disclosed in the Title Policy, there are no pending or, to Borrower's best knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Project, nor are there any contemplated improvements to the Project that may result in such special or other assessments.

Section 5.8  Other Agreements; Defaults.

Neither the Borrower nor Guarantor nor Master Tenant is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which would reasonably be expected to adversely affect the Project or the business, operations, or condition (financial or otherwise) of Borrower or Guarantor or Master Tenant. Neither Borrower nor Guarantor is in violation of any agreement which violation would reasonably be expected to have a material adverse effect on the Project, Borrower, Master Tenant, or Guarantor or Borrower's or Guarantor's or Master Tenant's business, properties, or assets, operations or condition, financial or otherwise.

Section 5.9  Compliance with Law.

Borrower, Guarantor and Master Tenant have all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own to lease and operate, the Project and carry on its business, and the Project is in compliance with all applicable legal requirements and, to the best of Borrower's knowledge, is free of structural defects, and all building systems contained therein are in good working order, subject to ordinary wear and tear. The Project does not constitute, in whole or in part, a legally non-conforming use under applicable legal requirements.

Section 5.10  Condemnation.

No condemnation has been commenced or, to Borrower's knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways providing access to the Project.

Section 5.11  Access.

The Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of the Project is located in the public right-of-way abutting the Project, and all such utilities are connected so as to serve the Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Project. All roads necessary for the full utilization of the Project for their current purpose have been completed and dedicated to public use and accepted by all governmental authorities.

Section 5.12  Flood Hazard.

The Project is not situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or as a wetlands by any governmental entity having jurisdiction over the Project.

Section 5.13  Property.

A fee interest in the Project is, or contemporaneously with the initial funding of the Loan will be, owned by Borrower free and clear of all liens, claims, encumbrances, covenants, conditions and restrictions, security interests and claims of others, except only such exceptions to title as have been approved by Agent. To the best of Borrower's knowledge, the Project is in compliance with all zoning requirements, building codes, subdivision improvement agreements, declarations, ground leases, and all covenants, conditions and restrictions of record. Except as set forth in the exceptions to title approved by Agent, the zoning and subdivision approval of the Project and the right and ability to, use or operate the Project is not in any way dependent on or related to any real estate other than the Property where the same is to be made. Except as previously disclosed to Agent in writing, to the best of Borrower's knowledge, as of the date hereof, (i) there are no, nor are there any alleged or asserted, violations of law, regulations, ordinances, codes, permits, licenses, declarations, ground leases, covenants, conditions, or restrictions of record, or other agreements relating to the Project, or any part thereof, (ii) the Project is in good condition and repair with no deferred maintenance and are free from damage caused by fire or other casualty, (iii) there is no latent or patent structural or other significant defect or deficiency in the Project, (iv) design and as-built conditions of the Project are such that no drainage or surface or other water will drain across or rest upon the Project or land of others except in areas designated for such purpose and for which a benefiting or burdening easement has been established, and (v) none of the Improvements on the Project create an encroachment over, across or upon any of the Project's boundary lines, rights of way or easements, and no buildings or other improvements on adjoining land create such an encroachment.

Section 5.14  Location of Borrower.

Borrower's principal place of business and chief executive offices are located at the address stated in Section 11.1.

Section 5.15  Margin Stock.

No part of proceeds of the Loan will be used for purchasing or acquiring any "margin stock" within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 5.16  Tax Filings.

Borrower and Guarantor have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and Guarantor, respectively.

Section 5.17  Solvency.

After giving effect to the Loan, the fair saleable value of Borrower's assets exceeds and will, immediately following the making of the Loan, exceed Borrower's total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower's assets is and will, immediately following the making of the Loan, be greater than Borrower's probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower's assets do not constitute and, immediately following the making of the Loan will not constitute, unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, nor believes that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of such Borrower).

Section 5.18  Full and Accurate Disclosure.

No statement of fact made by or on behalf of Borrower, Master Tenant or Guarantor in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower or Guarantor or Master Tenant which has not been disclosed to Agent which adversely affects, nor as far as Borrower can reasonably foresee, would reasonably be expected to adversely affect, the Project or the business, operations or condition (financial or otherwise) of Borrower, Master Tenant or Guarantor.

Section 5.19  Single Purpose Entity.

Borrower is and has at all times since its formation been a Single Purpose Entity.

Section 5.20  No Broker.

No brokerage commission or finder's fee is owing to any broker or finder arising out of any actions or activity of Borrower in connection with the Loan.

Section 5.21  Reserved.

Section 5.22  Labor Disputes.

To the best of Borrower's knowledge, there are no strikes, boycotts, or labor disputes pending which would reasonably be expected to have a material adverse effect on the operation of the Project.

Section 5.23  Employees.

Borrower has no employees.

Section 5.24  ERISA (Borrower).

(a) Neither Borrower nor Master Tenant is an "employee benefit plan" as defined in Section 3(3) of ERISA, or a "governmental plan" within the meaning of Section 3(32) of ERISA; (b) neither Borrower nor Master Tenant is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; (c) the assets of Borrower and Master Tenant do not constitute "plan assets" of one or more plans within the meaning of 29 C.F.R. Section 2510.3-101; and (d) one or more of the following circumstances is true: (i) Equity interests in Borrower and Master Tenant are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2) or are securities issued by an investment company registered under the Investment Company Act of 1940; (ii) Less than twenty-five percent (25%) of the value of any class of equity interests in Borrower and Master Tenant are held by "benefit plan investors" within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (iii) Borrower and Master Tenant qualify as an "operating company", a "venture capital operating company", or a "real estate operating company" within the meaning of 29 C.F.R. Section 2510.3-101(c), (d) or (e). Borrower and Master Tenant shall deliver to Agent such certifications and/or other evidence periodically requested by Agent, in its reasonable discretion, to verify these representations and warranties. Failure to deliver these certifications or evidence, breach of these representations and warranties, or consummation of any transaction which would cause the Loan Documents or any exercise of Agent's or Lender's rights under the Loan Documents to (1) constitute a non-exempt prohibited transaction under ERISA or (2) violate ERISA or any state statute regulating governmental plans (collectively, a "Violation"), which failure continues for thirty (30) days after written notice, shall be an Event of Default. Notwithstanding anything in the Loan Documents to the contrary, no sale, assignment, or transfer of any direct or indirect right, title, or interest in Borrower or Master Tenant or the Project (including creation of a junior lien, encumbrance or leasehold interest) shall be permitted which would negate Borrower's representations in this section or cause a Violation. At least fifteen (15) days before consummation of any of the foregoing, Borrower shall obtain from the proposed transferee or lienholder (1) a certification to Agent that the representations and warranties of this subparagraph will be true after consummation and (2) an agreement to comply with this section.

Section 5.25  Intellectual Property.

Except as set forth on Exhibit C, Borrower has no interest in any trademarks, copyrights, patents or other intellectual property with respect to the Project.

Section 5.26  Anti-Terrorism and Anti-Money Laundering Compliance.

(a)  Compliance with Anti-Terrorism Laws. Borrower represents and warrants to Agent that it is not, and, after making due inquiry, that no Person who owns a controlling interest in or otherwise controls Borrower or Master Tenant is, (i) listed on the Specially Designated Nationals and Blocked Persons List (the "SDN List") maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or on any other similar list ("Other Lists" and, collectively with the SDN List, the "Lists") maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, "OFAC Laws and Regulations"); or (ii) a Person (a "Designated Person") either (A) included within the term "designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the "Executive Orders"). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Amendment as the "Anti-Terrorism Laws".

Borrower represents and warrants that it requires, and has taken reasonable measures to ensure compliance with the requirement, that no Person who owns any other direct interest in Borrower or Master Tenant is or shall be listed on any of the Lists or is or shall be a Designated Person.

(b)  Funds Invested in Borrower. Borrower represents and warrants that it has taken reasonable measures appropriate to the circumstances (and in any event as required by law), with respect to each holder of a direct or indirect interest in Borrower and Master Tenant, to assure that funds invested by such holders in Borrower and Master Tenant are derived from legal sources ("Anti-Money Laundering Measures"). The Anti-Money Laundering Measures have been undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq. ("BSA"), and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957 (collectively with the BSA, "Anti-Money Laundering Laws").

(c)  No Violation of Anti-Money Laundering Laws. Borrower represents and warrants to Agent, to its actual knowledge after making due inquiry, that neither Borrower nor Guarantor nor Master Tenant (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(d)  Borrower Compliance with Anti-Money Laundering Laws. Borrower represents and warrants to Agent that it has taken reasonable measures appropriate to the circumstances (in any event as required by law), to ensure that Borrower and Master Tenant are in compliance with all current and future Anti-Money Laundering Laws and laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.

(e)  U.S. Publicly-Traded Entity. This Section 5.26 shall not apply to any Person to the extent that such Person's interest in the Borrower is through a U.S. Publicly-Traded Entity. As used in this Agreement, "U.S. Publicly-Traded Entity" means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person.

Section 5.27  Master Lease.

A true, correct and complete copy of the Master Lease, together with all amendments thereto, has been delivered to Agent; and the Master Lease, and all amendments thereto is in full force and effect as of the Closing Date.

Section 5.28  Management Agreement.

A true, correct and complete copy of the Management Agreement, together with all amendments thereto, has been delivered to Agent; and the Management Agreement, and all amendments thereto is in full force and effect as of the Closing Date.

Section 5.29  Master Tenant Purchase Contract.

A true, correct and complete copy of the Master Tenant Purchase Contracts, together with all amendments thereto, have been delivered to Agent; and the Master Tenant Purchase Contract, and all amendments thereto is in full force and effect as of the Closing Date.

Section 5.30  Approvals.

The form of the Master Lease has been submitted to the State of Washington, as required under applicable Law.

ARTICLE VI

FINANCIAL REPORTING; NOTICES

Section 6.1  Financial Statements.

Borrower shall furnish to Agent and shall cause Guarantor and Master Tenant to furnish to Agent such financial statements and other financial information as Agent may from time to time reasonably request. All such financial statements shall show all material contingent liabilities and shall accurately and fairly present the results of operations and the financial condition of Borrower at the dates and for the period indicated and shall be sufficient to permit Agent to calculate Debt Service Coverage Ratio, Project Yield and Net Operating Income. Without limitation of the foregoing, Borrower shall furnish to Agent and shall cause Guarantor and Master Tenant to furnish to Agent the following statements:

(a)  Monthly Reports.

(i)  Borrower shall deliver or cause to be delivered to Agent on or prior to the last day of each fiscal month used by Guarantor and Master Tenant in preparing financial reports (each, a "fiscal month") the following reports in respect of the Project:

(A)  For the preceding fiscal month, statements of the operations of the Project (including a current occupancy report, operating statement, delinquency report and a schedule of delinquency of receipts and payments) as of the last day of each fiscal month;

(B)  For the preceding fiscal month and fiscal year-to-date (i) a cash summary detailing all cash activity and reconciling beginning and end cash balances, and (ii) aged accounts receivable and accounts payable;

(C)  For the preceding fiscal month, statements of Net Operating Income.

(ii)  Upon request by Agent, Borrower shall deliver or cause to be delivered to Agent the following (together with the foregoing, such reports are hereinafter collectively referred to as the "Monthly Reports"):

(A)  A true, correct and complete copy of the check register showing all paid invoices, indicating date paid, amount paid and check number;

(B)  A true, correct and complete copy of the cash disbursements journal; and

(C)  Evidence of the timely payment of all taxes and insurance premiums.

(iii)  The Monthly Reports shall (a) be certified by the chief financial representative or other authorized accounting officer of Borrower as true, correct and complete, (b) be derived from the books and records maintained by Borrower and/or Guarantor and/or Master Tenant at the Project, and (c) be accompanied with copies of supporting documentation to the extent that Agent shall request. Notwithstanding anything contained in clause (a)(i) above to the contrary, any Monthly Reports for a fiscal month that coincides with the end of Guarantor's fiscal quarter shall be delivered to Lender within forty-five (45) days after the end of each such fiscal quarter.

(iv)  Each financial statement, report or other information required to be delivered or caused to be delivered by Borrower and/or Guarantor and/or Master Tenant to Agent under this Agreement and required hereunder to be certified by the chief financial representative of Borrower shall also certify that: (a) all of the covenants set forth in Article VII are fully performed; provided, however, as to the financial covenants set forth in Section 7.26 such certification shall only be required to be made upon delivery of the applicable financial statements corresponding to such period of determination, and (b) the representations and warranties set forth in this Loan Agreement, the Security Document and in the Subordination Agreement are and remain true, correct and complete except as disclosed in writing in the certificate. Each financial statement, report or other information required to be delivered by Borrower to Agent under this Agreement shall show all material contingent liabilities, shall be prepared in accordance with sound accounting practices and shall accurately and fairly present the results of operations and the financial condition of the person(s) referred to therein as of the dates and for the period indicated.

(b)  Annual Statements. Within ninety (90) days after the end of each fiscal year, Borrower shall deliver or cause to be delivered to Agent a balance sheet and financial statements of Borrower and Guarantor and Master Tenant, which, in the case of Guarantor, shall show, if Agent requests, Guarantor's other real estate holdings, including income and expenses, debt service requirements and occupancy thereof, certified as true and correct in all respects, and prepared in accordance with sound accounting practices and fairly presenting the financial condition(s) of Borrower or Guarantor or Master Tenant, as applicable, as of the date(s) indicated.

Section 6.2  Audits.

If Borrower fails to furnish or cause to be furnished promptly any report required by Section 6.1, or if Agent reasonably deems such reports to be unacceptable or unreliable, Agent may elect (in addition to exercising any other right and remedy) to conduct an audit of all books and records of Borrower and Guarantor which in any way pertain to the Project and to prepare such reports. Such audit shall be made and such reports shall be prepared by an independent firm of certified public accountants to be selected by Agent or another auditor of Agent's choice (which may be an affiliate of Agent). Borrower shall pay all reasonable expenses of the audit and other services, which expenses shall be immediately due and payable with interest thereon at the Default Rate.

Section 6.3  Books and Records/Audits.

Borrower shall keep and maintain or cause to be kept and maintained at all times at the Project or at Borrower's/Guarantor's/Master Tenant's principal place of business, or such other place as Agent may approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operation of the Project (including computations of Net Operating Income) and to provide the financial statements required to be provided to Agent pursuant to Section 6.1 above and copies of all written contracts, correspondence, reports of Agent's independent consultant, if any, and other documents affecting the Project. Agent and its designated agents shall have the right to inspect and copy any of the foregoing. Additionally, Agent may audit and determine, in Agent's sole and absolute discretion, the accuracy of Borrower's records and computations. The costs and expenses of the audit shall be paid by Borrower if the audit discloses a monetary variance in any financial information or computation (including the computation of Net Operating Income) equal to or greater than the greater of: (i) five percent (5%); or (ii) Five Thousand and No/100 Dollars ($5,000.00) more than any computation submitted by Borrower.

Section 6.4  Notice of Litigation or Default.

Borrower shall promptly provide Agent with:

(a)  written notice of any litigation, arbitration, or other proceeding or governmental investigation (including any survey results or inspection reports from any Governmental Authority) pending or, to Borrower's or Guarantor's or Master Tenant's knowledge, threatened against or relating to Borrower, Guarantor, Master Tenant or the

Project (but with respect to matters affecting only Guarantor (and not affecting the Project in any respect), only such matters which would reasonably be expected to have a material adverse effect on the financial condition of Guarantor ); provided, that with respect to any such litigation, arbitration or other proceeding relating solely to (i) a monetary claim of less than $100,000 (and less than $500,000 in the aggregate) which is covered in its entirety by insurance (and as to which the insurance carrier has not refused coverage) and (ii) a monetary claim of less than $50,000 (and less than $200,000 in the aggregate) with respect to a breach of contract claim or an employee claim for unpaid wages, Borrower shall not be required to provide notice (written or otherwise) of such claim in accordance with the terms of this Section 6.4.

(b)  a copy of all notices of default and violations of laws, regulations, codes, ordinances and the like (including, without limitation, notices of default or violation under any license or permit necessary for the operation of the Project) not otherwise covered by Section 6.4(a) which are received by Borrower or Guarantor or Master Tenant, relating to Borrower, Master Tenant or Guarantor (but with respect to matters affecting only Guarantor (and not affecting the Project in any respect) only such matters which would reasonably be expected to have a material adverse effect on the financial condition of Guarantor or the Project or result in a material adverse change;

(c)  a copy of all notices of default and other material correspondence sent to or received from Master Tenant under the Master Lease.

(d)  a copy of all notices of default and other material correspondence sent to or received from Guarantor under the Management Agreement.

(e)  a copy of all notices of default and other material correspondence sent to or received from a tenant under a Lease.

(f)  a copy of all notices of default and other material correspondence sent to or received from Guarantor under the Master Tenant Purchase Contracts.

Section 6.5  Bank Accounts.

Borrower shall cause Master Tenant to provide Agent with the following information with respect to each of the accounts from which payments will be made to Agent pursuant to the Loan Documents: (i) bank name; (ii) bank's ABA number; (iii) bank account number; and (iv) the name in which the bank account is held.

ARTICLE VII

COVENANTS

Borrower covenants and agrees with Agent as follows:

Section 7.1  Inspection.

Subject to the rights of tenants under the Leases and applicable federal and state law (including laws governing the confidentiality of resident records), Agent and its authorized agents may enter upon and inspect the Project at all reasonable times upon notice given orally or in writing to Borrower. Agent, at Borrower's expense, shall retain one or more independent consultants to periodically inspect the Project and all documents, drawings, plans, and consultants' reports relating thereto.

Section 7.2  Due on Sale and Encumbrance; Transfers of Interests.

Without the prior written consent of Agent, Borrower shall not nor shall Borrower permit Guarantor or Master Tenant to:

(i)  except as otherwise permitted herein or by the Assignment of Membership Interests create, or permit the creation of, any new direct or indirect ownership interest in Borrower or Master Tenant, or

(ii)  transfer, or permit the transfer of (A) all or any part of the Project, or any interest therein (other than Leases permitted hereunder), or (B) except as otherwise permitted herein or by the Assignment of Membership Interests any direct or indirect ownership interest in Borrower or Master Tenant (including any interest in the profits, losses or cash distributions in any way relating to the Project, Master Tenant or Borrower), or

(iii)  encumber, alienate, grant a Lien on, or grant any other interest in, the Project or any part thereof (other than Leases permitted hereunder ) or take or fail to take any other action which would result in a Lien against the Project or the interest of Borrower in the Project or any ownership interest in Borrower or Master Tenant, whether voluntarily or involuntarily except Liens in favor of Agent for the benefit of Lender and Agent or Liens for purchase money indebtedness expressly permitted pursuant to Section 7.9 herein or Liens which are being duly contested by Borrower in accordance with the terms hereof, or

(iv)  enter into any easement or other agreement granting rights in or restricting the use or development of the Project, or

Agent acknowledges that Guarantor and BF Limited Partnership and Guarantor and Providence Health Systems-Washington have entered into those certain Purchase Contract and Sale Agreements dated March 22, 2006 and April ___, 2006, respectively (as amended from time to time, collectively, the "Master Tenant Purchase Contracts"), pursuant to which Guarantor intends to purchase one hundred percent (100%) of the membership interests in Master Tenant.

Notwithstanding the foregoing provisions of this Section 7.2, the direct ownership interests in Master Tenant may be sold to Guarantor pursuant to the terms of the Master Tenant Purchase Contracts so long as (i) after any such transaction (the "Master Tenant

Acquisition"), Guarantor shall at all times own one hundred percent (100%) of the membership interests in Master Tenant free of all liens, claims and encumbrances and Guarantor shall have the authority to make all material business decisions for Master Tenant during the term of the Loan, (ii) all consents and approvals necessary or desirable in connection with the Master Tenant Acquisition (including, without limitation, all consents and approvals from the Washington Department of Social and Health Services) have been obtained from the applicable Governmental Authorities and copies thereof have been provided to Lender, (iii) Borrower gives Agent not less than five (5) days prior written notice of the closing of the Master Tenant Acquisition, (iv) Guarantor has delivered to Agent a pledge of one hundred percent (100%) of the ownership interests in Master Tenant pursuant to a pledge of membership interest substantially similar in form and substance to the Assignment of Membership Interests and any legal opinions required by Lender in connection therewith, (v) Master Tenant has delivered to Agent any legal opinions required by Lender with respect to the due authorization, execution, delivery and enforceability of the Subordination Agreement and the perfection of liens granted therein in favor of Agent, and (vi) Borrower executes such documents and takes such action and causes Master Tenant and Guarantor to execute such documents and take such action as are reasonably required by Agent in connection with the Master Tenant Acquisition. Borrower shall pay to Agent upon demand all costs and expenses incurred by Agent and Lender (including, without limitation, reasonable attorney's fees and search costs) in connection with the Master Tenant Acquisition.

Absent a default under this Agreement or under any of the other Loan Documents, the Management Agreement may be terminated by Guarantor and Master Tenant solely in connection with the Master Tenant Acquisition. Borrower shall promptly deliver to Lender written evidence of such termination.

Section 7.3  Taxes; Charges.

To the extent not paid by Agent from the Tax Impound, Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any Taxes that may become a Lien upon the Project or become payable during the term of the Loan, and will promptly furnish Agent with evidence of such payment. Borrower shall not suffer or permit the joint assessment of the Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower shall pay or cause to be paid when due all Taxes, claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on the Project (collectively, the "Charges"); however, Borrower and Guarantor may contest, in good faith by appropriate proceedings, the amount or validity of any such Charges or Liens so long as (a) Borrower and Guarantor have given prior written notice to Agent of the intent to so contest or object to any such Charges or Liens, (b) such contest stays the enforcement or collection of the Charges or any Lien created, (c) Borrower provides Agent with a bond or other security satisfactory to Agent (which may include an endorsement to Agent's Title Policy insuring against such claim, demand or lien) assuring the discharge of Borrower's and/or Guarantor's obligations for such claims, demands or lien, including interest and penalties, and (d) Borrower and Guarantor are diligently contesting the same by appropriate legal proceedings in good faith and at their own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment.

Section 7.4  Management.

Except as expressly permitted by the terms of Section 7.2 herein in connection with the Master Tenant Acquisition, Borrower shall not permit Master Tenant to terminate or replace the Manager or amend the Management Agreement without Agent's prior written consent. Master Tenant and/or Borrower shall hold and maintain all necessary licenses, certifications and permits required by law.

Section 7.5  Operation; Maintenance; Inspection.

Borrower shall observe and comply with (or cause observance and compliance with) all legal requirements applicable to the ownership, use and operation of the Project. Borrower shall maintain (or cause to be maintained) the Project in good condition, ordinary wear and tear excepted, and promptly after receipt or all necessary permits and approvals, including any approvals which Borrower is required to obtain from Agent or Lender under the terms of this Agreement or any of the other Loan Documents, repair any damage or casualty.

Section 7.6  Taxes on Security.

Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Agent or Lender and other than taxes, charges and fees which are being duly contested by Borrower in accordance with the terms of this Agreement or any of the other Loan Documents. If there shall be enacted any law (1) deducting the Loan from the value of the Project for the purpose of taxation, (2) affecting any Lien on the Project, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Agent, on demand, all taxes, costs and charges for which Agent or Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

Section 7.7  Single Purpose Entity; Legal Existence; Name, Etc.

Borrower and Master Tenant shall preserve and keep in full force and effect their existence as a Single Purpose Entity, entity status, franchises, rights and privileges under the laws of the state of their formation, and all qualifications, licenses and permits applicable to the ownership of the Project and Guarantor shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation and all qualifications, licenses and permits applicable to the use and operation of the Project. Borrower shall not, nor shall Guarantor cause or permit Borrower to, wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets of the business of any Person, or permit any subsidiary or Affiliate of Borrower to do so. Guarantor shall not wind up, liquidate, dissolve, convey, sell, assign, transfer, lease or otherwise dispose of all or substantially all of its assets. Borrower and Master Tenant will not amend or terminate or permit the amendment or termination of their membership agreement without the prior written consent of Agent which consent shall not, in the case of an amendment, be unreasonably withheld if such amendment is not reasonably anticipated to affect Borrower's or Master Tenant's ability to perform its obligations hereunder or under the other Loan Documents. Borrower and Master Tenant shall conduct business only in their own name or in the names of the Project. Neither Borrower nor Master Tenant nor Guarantor shall change its name, identity, or organizational structure, the location of its chief executive office or principal place of business or its state of organization unless Borrower or Master Tenant or Guarantor, as applicable, (a) shall have given prior written notice to Agent of such change, and (b) shall have taken all actions necessary or requested by Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.

Section 7.8  Affiliate Transactions.

Without the prior written consent of Agent, neither Borrower nor Master Tenant nor Guarantor shall engage in any transaction affecting the Project with an Affiliate of Borrower other than agreements which are (i) terminable by Borrower upon thirty (30) days prior written notice (ii) on an arms-length basis and (iii) on terms which are no less favorable to Borrower than it could secure from an unrelated third party.

Section 7.9  Limitation on Other Debt.

Borrower shall not, without the prior written consent of Agent, incur any Debt, except for trade payables in the ordinary course of business, and up to $250,000 in the aggregate for purchase money debt to purchase and, capital leases of, vehicles, equipment and other capital items to be used solely in connection with the operation of a Project (purchase money debt not to exceed in the aggregate $60,000 may be secured by automobiles and ordinary office equipment used in connection with the Project) and which are reasonably related to the operation of assisted living facilities/independent living facilities (the "Permitted Debt"). Notwithstanding the foregoing, the amount of secured indebtedness incurred by Borrower pursuant to this Section 7.9 and Master Tenant pursuant to the terms of the Subordination Agreement shall not at any time in the aggregate exceed $60,000.

Section 7.10  Further Assurances.

Borrower shall promptly (a) cure any defects in the execution and delivery of the Loan Documents, and (b) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Agent may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith.

Section 7.11  Estoppel Certificates.

Borrower, within ten (10) days after request, shall furnish to Agent a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Agent reasonably may request.

Section 7.12  Notice of Certain Events.

Borrower shall promptly notify Agent of (a) any Potential Default or Event of Default known to Borrower, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (b) any notice of default received by Borrower or Master Tenant or Guarantor other obligations relating to the Project or otherwise material to Borrower's business, including any notices of violations of any laws, regulations, codes or ordinances; and in the case of clause (b) promptly provide Agent with copies of such notices referred to therein.

Section 7.13  Indemnification.

Borrower shall indemnify, defend and hold Agent and Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and expenses of Agent's and Lender's counsel, in connection with (a) any inspection, review or testing of or with respect to the Project conducted by Agent or Lender in accordance with the terms of this Agreement, (b) any investigative, administrative, mediation, arbitration, or judicial proceeding, in which Agent or a Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the execution, delivery or performance of any Loan Document or to the Project, (c) any proceeding instituted by any Person claiming a Lien against any of the Project, and (d) any brokerage commissions or finder's fees claimed by any broker or other party in connection with the Loan, the Project, or any of the transactions contemplated in the Loan Documents, including those arising from the joint, concurrent, or comparative negligence of Agent or Lender, except to the extent any of the foregoing is caused by an indemnitee's gross negligence or willful misconduct.

Section 7.14  Use of Proceeds, Revenues.

Borrower shall use the proceeds of the Loan for proper business purposes. No portion of the proceeds of the Loan shall be used by Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U,

Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934. Except as otherwise specifically provided in the Loan Documents, proceeds from the Project, if any, received by Borrower shall be applied to the Indebtedness then due and payable, operating expenses or other approved Project capital improvements, repairs or replacements before distribution by Borrower to Guarantor.

Section 7.15  Payments Under Master Lease.

Borrower shall cause all rent payments by Master Tenant under the Master Lease to be made directly to Agent, pursuant to the terms of the Subordination Agreement.

To the extent that any such funds are not sent directly to Agent as required under this Section 7.15 but are received by Borrower, such amounts shall be held in trust for the benefit of Agent and remitted to Agent within two (2) Business Days after receipt by Borrower. All amounts from time to time held by Agent pursuant to this Section 7.15 are hereinafter referred to as "Rent Proceeds." Agent may apply all such Rent Proceeds toward the Indebtedness then due and payable in such order as Agent shall determine. The Rent Proceeds may be commingled with Agent's or Agent's designee's general funds and shall not be deemed to be held in trust for the benefit of Borrower. Borrower hereby grants to Agent for the benefit of Lender and Agent a security interest in the Rent Proceeds for the purpose of securing the Loan.

Section 7.16  Reserved.

Section 7.17  Reserved.

Section 7.18  Reserved.

Section 7.19  Compliance with Laws and Contractual Obligations.

(a)  Borrower will comply with and will cause Guarantor and Master Tenant to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including, without limitation, laws, rules, regulations and orders relating to all building, zoning, density, land use, covenants, conditions and restrictions, subdivision requirements, taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters, employee health and safety, quality and safety standards, accreditation standards and requirements of the applicable state department of health or other applicable state regulatory agency (each a "State Regulator"), quality and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting) as are now in effect and which may be imposed upon Borrower, Master Tenant or Guarantor or the maintenance, use or operation of the Project or the provision of services to the occupants of the Project where the failure to so comply would reasonably be expected to result in a Material Regulatory Violation or a material adverse change, and (ii) the obligations, covenants and conditions contained in all other material contractual obligations of Borrower, Master Tenant and of Guarantor, but in the case of Guarantor only with respect to the operation of the Project; and

(b)  Borrower will maintain or obtain and will cause Master Tenant and Guarantor to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by Borrower or Master Tenant or Guarantor for which the loss, suspension, revocation or failure to obtain or renew, would reasonably be expected to have a material adverse effect upon the financial condition of Borrower or Master Tenant or Guarantor or the ability to operate the Project in compliance with the requirements of the Loan Documents and as they have been operated prior to the date hereof or are then operated in accordance with the terms hereof.

Section 7.20  Notice of Money Laundering.

If a tenant under any Lease is charged with crimes involving money laundering or predicate crimes to money laundering, and such charges are not dismissed without further investigation within thirty (30) days, then Borrower shall give notice of such charges to Agent's and upon Agent's request, Borrower shall exclude from the debt service rents from said tenant or resident.

Section 7.21  Anti-Terrorism and Anti-Money Laundering Compliance.

(a)  Compliance with Anti-Terrorism Laws. Borrower covenants to Agent and Lender that it shall not be, and, after making due inquiry, that no Person who owns a controlling interest in or otherwise controls Borrower or Master Tenant shall be (i) listed on the Lists; or (ii) a Designated Person. Borrower also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no Person who owns any other direct interest in Borrower or Master Tenant shall be listed on any of the Lists or is or shall be a Designated Person.

(b)  Compliance by Interest Holders. Borrower shall require each Person that proposes to become a partner, member or shareholder in Borrower or Master Tenant after the date hereof and that is not a U.S. Publicly-Traded Entity to sign, and to deliver to Borrower (and Borrower shall deliver to Agent), (i) an Interest Holder Certification and Agreement, substantially in the form attached as Exhibit B ("Interest Holder Agreement") and (ii) if requested by Agent, Borrower shall deliver to Agent a schedule of the name, legal domicile address and (for entities) place of organization of each holder of a direct or indirect legal or beneficial interest in Borrower and Master Tenant.

(c)  Anti-Terrorism Policies. Borrower agrees to adopt and maintain (and cause Master Tenant to adopt and maintain) adequate policies, procedures and controls to ensure that it is in compliance with all applicable Anti-Terrorism Laws and related government guidance (such policies, procedures and controls are collectively referred to in this Agreement as "Borrower Anti-Terrorism Policies"). Borrower further agree to make the Borrower Anti-Terrorism Policies, and the respective policies, procedures and controls for Persons who are or are to become partners, members or shareholders in Borrower and

Master Tenant (such policies, procedures and controls are collectively referred to as "Investor Anti-Terrorism Policies"), together with the information collected thereby concerning Borrower and Master Tenant and such partners, members or shareholders (but not information about indirect members that do not have the power to direct the management or policies of Borrower or Master Tenant, whether through the ownership of voting stock, agreement or otherwise), available to Agent for review and inspection by Agent from time to time during normal business hours and upon reasonable prior notice, and Borrower agrees to deliver copies of the same to Agent from time to time upon request. Agent and Lender will keep the Borrower Anti-Terrorism Policies and the Investor Anti-Terrorism Policies, and the information collected thereby, confidential subject to customary exceptions for legal process, auditors, regulators, or as otherwise reasonably required by Agent and Lender for enforcement of its rights and/or in connection with reasonable business us in the management, administration and disposition of its assets and investments. Borrower consents to the disclosure to U.S. regulators and law enforcement authorities by Agent or Lender or any of their affiliates or agents of such information about Borrower and Master Tenant and the owners of direct and indirect interests in Borrower and Master Tenant that Agent or Lender reasonably deems necessary to comply with applicable Anti-Terrorism Laws and Anti-Money Laundering Laws.

(d)  Funds Invested in Borrower. Borrower covenants that it will take Anti-Money Laundering Measures in accordance with Anti-Money Laundering Laws with respect to each holder of a direct or indirect interest in any Borrower or Master Tenant.

(e)  Borrower Compliance with Anti-Money Laundering Laws. Borrower covenants to Agent and Lender that it shall take reasonable measures appropriate to the circumstances (in any event as required by law), to ensure that Borrower and Master Tenant are in compliance with all current and future Anti-Money Laundering Laws and laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.

(f)  Notification of Agent; Quarantine Steps. Borrower shall immediately notify Agent if Borrower obtains actual knowledge that any holder of a direct or indirect interest in Borrower or Master Tenant, or any director, manager or officer of any of such holder, (i) has been listed on any of the Lists, (ii) has become a Designated Person, (iii) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (iv) has been assessed civil penalties under any Anti-Money Laundering Laws, or (v) has had funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(g)  Exception. This Section 7.20 shall not apply to any Person to the extent that such Person's interest in the Borrower is through a U.S. Publicly-Traded Entity.

Section 7.22  Employees.

Neither Borrower nor Master Tenant shall have any employees while any portion of the Loan is outstanding.

Section 7.23  Reserved.

Section 7.24  Representations and Warranties.

Borrower will cause all representations and warranties set forth in this Agreement to remain true and correct at all times during the term of this Agreement and while any portion of the Loan remains outstanding.

Section 7.25  Cooperation.

Borrower acknowledges that Lender and its successors and assigns may (a) sell, transfer or assign this Agreement, the Note and the other Loan Documents to one or more investors as a whole loan, in a rated or unrated public offering or private placement, (b) participate the Loan to one or more investors in a rated or unrated public offering or private placement, (c) deposit the Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets in a rated or unrated public offering or private placement, or (d) otherwise sell the Loan or interest therein to investors in a rated or unrated public offering or private placement (the transactions referred to in clauses (a) through (d) are hereinafter referred to as "Secondary Market Transactions"). Borrower shall cooperate in good faith with Agent and Lender in effecting any such Secondary Market Transaction and shall cooperate in good faith to implement all requirements reasonably imposed by the participants involved in any Secondary Market Transaction (including without limitation, an institutional purchaser, participant or investor) including, without limitation, all structural or other changes to the Loan, modifications to any documents evidencing or securing the Loan, delivery of opinions of counsel reasonably acceptable to such other purchasers, participants or investors may reasonably require; provided, however, that Borrower shall not be required to modify any documents evidencing or securing the Loan which would (i) modify the interest rate payable under the Note, (ii) modify the stated maturity of the Note, (iii) modify the amortization of principal of the Note, (iv) modify or conflict with any other material terms or covenants of the Loan, (v) increase the Borrower's or Master Tenant's or Guarantor's liability or obligations under the Loan Documents or (vi) reduce the Borrower's or Master Tenant's or Guarantor's rights under the Loan Documents, including, but not limited to, Borrower's right to defease the Loan on the terms set forth in Section 2.9. Borrower shall provide such information and documents relating to Borrower, Guarantor, Master Tenant and the Project. Borrower acknowledges that certain information regarding the Loan, Guarantor, Master Tenant and the Project may be included in a private placement memorandum, prospectus or other disclosure documents.

Section 7.26  Master Lease.

Borrower shall not, without Agent's prior written consent, permit the amendment or termination of the Master Lease.

Section 7.27  Master Tenant Purchase Contracts.

Borrower shall not, without Agent's prior written consent, permit the amendment of the Master Tenant Purchase Contracts.

Section 7.28  Financial Covenants.

(a)  Commencing on June 30, 2006, and as of the last day of each calendar quarter thereafter during the term of the Loan, the average daily occupancy for the Project for the immediately preceding three (3) month period shall be greater than ninety percent (90%) of the average daily occupancy at the Project for the three (3) month period immediately preceding the Closing. "Occupancy" under this Section 7.26 (a) shall mean beds occupied by a resident at the Project and paying at least applicable Medicare, Medicaid or insurance reimbursable rates.

(b)  Commencing on June 30, 2006, and as of the last day of each calendar quarter thereafter during the term of the Loan, the Debt Service Coverage Ratio (as determined by Agent) shall equal or exceed 1.20:1.00 and the Project Yield (as determined by Agent) shall equal or exceed ten percent (10%).

ARTICLE VIII

Health Care Matters

Section 8.1  Healthcare Laws.

(a)  Without limiting the generality of any other provision of this Agreement, Borrower and Guarantor and Master Tenant and their respective employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of Borrower and Master Tenant and Guarantor (with respect to its operation of the Project) shall be in compliance with all applicable Laws relating to patient healthcare and/or patient healthcare information, including without limitation the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder ("HIPAA") (collectively, "Healthcare Laws")). Borrower and Master Tenant and Guarantor maintains in all material respects all records required to be maintained by any Governmental Authority or otherwise with respect to the operations at the Project under the Healthcare Laws and to Borrower's actual knowledge there are no presently existing circumstances which would result or would reasonably be expected to result in material violations with respect to the operations at the Project of the Healthcare Laws. Borrower and Master Tenant and Guarantor have and will maintain all Governmental Approvals necessary under applicable Laws to own and/or operate the Project, as applicable (including such Governmental Approvals as are required under such the Healthcare Laws).

(b)  If (i) Borrower or Guarantor or Master Tenant is a "covered entity" within the meaning of HIPAA or (ii)  Borrower or Master Tenant or Guarantor (with respect to its operation of the Project) is subject to the "Administrative Simplification" provisions of HIPAA, then such Person(s) (x) have undertaken or will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that would reasonably be expected to be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) has developed or will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a "HIPAA Compliance Plan"); and (z) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant. For purposes hereof, "HIPAA Compliant" shall mean that Borrower and Guarantor and Master Tenant, as applicable (A) are or will be in compliance with each of the applicable requirements of the so-called "Administrative Simplification" provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a "HIPAA Compliance Date") if and to the extent Borrower or Guarantor or Master Tenant are subjected to such provisions, rules or regulations, and (B) are not and would not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that would reasonably be expected to result in any of the foregoing or that would reasonably be expected to adversely affect Borrower's or Master Tenant's or Guarantor's business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by Borrower or Guarantor or Master Tenant of the then effective provisions of HIPAA.

(c)  If required under applicable Law, Borrower and Master Tenant and Guarantor has and shall maintain in full force and effect a valid certificate of need ("CON") or similar certificate, license, or approval issued by the State Regulator for the requisite number of beds and units in the Project (as shown on Exhibit A attached hereto), and a provider agreement or other required documentation of approved provider status for each provider payment or reimbursement program listed in Exhibit E hereto, if applicable. All required Government Approvals necessary for operation of the Project are listed on Exhibit F hereto (collectively with the CON, if applicable, the "Licenses"). Borrower and Master Tenant and Guarantor shall operate the Project in a manner such that the Licenses shall remain in full force and effect. True and complete copies of the Licenses have been delivered to Agent.

Section 8.2  Representations, Warranties and Covenants Regarding Healthcare Matters.

Borrower represents, warrants, covenants and agrees with Agent and Lenders that:

(a)  Borrower, together with Master Tenant and Guarantor, is using and operating the Project as an assisted living housing having the number of beds/units as set forth in Exhibit A attached hereto (as modified from time to time with Agent's consent).

(b)  All Licenses necessary or desirable for using and operating the Project for the uses described in Section 8.2(a) above are held by Master Tenant in the name of Master Tenant, as required under applicable law, and are in full force and effect, including, if applicable, the CON.

(c)  The Licenses:

(i)  Are not now and will not be pledged by Borrower or Master Tenant as collateral security for any loan or indebtedness, other than the Loan;

(ii)  Are held free and will remain free from restrictions (which for purposes hereof shall include if any such licenses are provisional or probationary in any way) or known conflicts which would materially impair the use or operation of the Project for the uses described in Section 8.2(a) above; and

(iii)  Borrower and Master Tenant and Guarantor shall at all times during the term of the Loan operate the Project in compliance with applicable Laws in order to maintain the Licenses free from restrictions (which for purposes hereof shall include if any such licenses are provisional or probationary in any way) which would materially impair the use or operation of the Project for the uses described in Section 8.2(a).

(d)  Borrower and Master Tenant and Guarantor shall not do (or suffer to be done) any of the following:

(i)  Rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Licenses for the Project without Agent's consent;

(ii)  Amend or otherwise change the Project's authorized units/beds capacity and/or the number of units/beds approved by the State Regulator;

(iii)  Replace or transfer all or any part of the Project's units or beds to another site or location; or

(iv)  Voluntarily transfer or encourage the transfer of any resident of the Project to any other facility, unless such transfer is at the request of the resident or is for reasons relating to the health, required level of medical care or safety of the resident to be transferred, other residents in the Project or the employees of the Project or is for reasons of non payment.

(e)  If and when Borrower or Master Tenant or Guarantor (with respect to the Project), participates in Medicare, Medicaid, Blue Cross and/or Blue Shield, and any

other private commercial insurance managed care and employee assistance program (such programs, the "Third-Party Payor Programs"), Borrower shall give Agent prompt written notice thereof and such information with respect thereto as Agent may reasonably request, and the Project will remain in material compliance with all applicable requirements for participation in any such Third Party Payor Programs, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended. The Project is and will remain in conformance in all material respects with all insurance, reimbursement and cost reporting requirements and, if applicable, have a current provider agreement that is in full force and effect under Medicare and Medicaid; provided, however, to the extent the Project is not certified to participate in any Third Party Payor Program as of the Closing and thereafter Borrower or Master Tenant or Guarantor (with respect to the Project) elects to participate therein, nothing herein shall thereafter preclude Borrower or Master Tenant or Guarantor (with respect to the Project) from voluntarily withdrawing from participation in such Third Party Payor Programs.

(f)  If and to the extent Borrower or Master Tenant or Guarantor (with respect to the Project) at any time during the term of the Loan elects to participate in any Third Party Payor Programs with respect to the Project, neither Borrower nor Master Tenant nor Guarantor shall, other than in the normal course of business, change the term of any such Third-Party Payor Programs, or their normal billing payment or reimbursement policies and procedures with respect thereto (including the amount and timing of finance charges, fees and write-offs). All Medicaid, Medicare and private insurance cost reports and financial reports submitted by Borrower or Master Tenant or Guarantor will be materially accurate and complete and have not been and will not be misleading in any material respects. If and to the extent Borrower or Master Tenant or Guarantor at any time during the terms of the Loan elects to participate in any Third Party Payor Programs with respect to the Project, neither Borrower nor Master Tenant nor Guarantor shall permit any revocation, suspension, termination, probation, restriction, limitation or non-renewal with respect thereto, except as expressly permitted by the terms of Section 8.2(e) above.

(g)  To Borrower's actual knowledge, none of Borrower, the Project, Master Tenant or Guarantor is subject of any proceeding by any Governmental Authority, and no notice of any violation has been issued by a Governmental Authority that would, directly or indirectly, or with the passage of time:

(i)  Have a material adverse impact on Borrower's or Master Tenant's or Guarantor's ability to accept and/or retain patients or residents at, or operate, the Project for their current use or result in the imposition of a fine, a sanction, or a lower reimbursement rate for services rendered to eligible patients or residents;

(ii)  Modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any of the Licenses; or

(iii)  If applicable, affect Borrower's or Master Tenant's or Guarantor's continued participation at the Project in the Medicaid or Medicare programs or any other of the Third-Party Payor Programs, or any successor programs thereto, at then current rate certifications.

(h)  To Borrower's actual knowledge, the Project has not received a "Level 1" (or equivalent) violation, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against the Project by any Governmental Authority during the last five calendar years.

(i)  The Project does not currently participate in Medicare, Medicaid or any other Third Party Payor Programs. Neither Borrower or Guarantor or Master Tenant is a participant in any federal program whereby any Governmental Authority may have the right to recover funds by reason of the advance of federal funds, including those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.), as it may be amended.

(j)  Neither Borrower or Guarantor or Master Tenant will enter into any patient or resident care agreements with patients or residents of the Project which deviate in any material adverse respect from the form agreements which have been delivered to and approved by Agent pursuant to Section 4.2 of this Loan Agreement.

(k)  In the event the Master Lease is terminated or in the event of foreclosure or other acquisition of the Project by Agent or its designee or any purchaser at a foreclosure sale or by acceptance of a deed in lieu of foreclosure, Borrower, Agent, any subsequent tenant or any subsequent purchaser need not under the Healthcare Laws in effect as of the Closing obtain a CON prior to applying for and receiving Medicare or Medicaid payments provided that neither the services offered at the Project nor the number of beds operated would be changed, it being understood and agreed that no representation or warranty is being made as to the requirements for a CON under the Healthcare Laws in effect at the time such termination, foreclosure or acquisition occurs.

(l)  All patient or resident records at the Project, including patient or resident trust fund accounts, are to Borrower's actual knowledge, true and correct in all material respects, and all such records of the Project maintained or developed by Borrower or Master Tenant or Guarantor will be true and correct in all material respects.

Section 8.3  Cooperation.

(a)  Upon the request of Agent during the continuance of an Event of Default hereunder or under the other Loan Documents provided that Agent has elected as a result of such Event of Default to exercise its remedies on default, including its remedy to take possession of the Project or to seek to have a receiver appointed to assume operational responsibility for the Project, Borrower shall, and shall cause Master Tenant and Guarantor to, complete, execute and deliver to Agent any applications, notices, documentation, and other information reasonably necessary or desirable, in Agent's reasonable judgment, to permit Agent or its designee (including a receiver) to obtain, maintain or renew any one or more of the Licenses for the Project (or, to the extent permitted by applicable Laws, to become the owner of the existing Licenses for the Project) and to the extent permitted by applicable Laws to obtain any other provider agreements or Governmental Approvals then necessary or desirable for the operation of the Project by Agent or its designee for their then current use (including, without limitation, any applications for change of ownership of the existing Licenses).

(b)  In furtherance and not in limitation of the foregoing, to the extent permitted by applicable Laws, (i) Agent is hereby authorized (without the consent of Borrower or Guarantor or Master Tenant) to submit any such applications, notices, documentation or other information which Borrower caused to be delivered to Agent in accordance with the above provisions to the applicable Governmental Authorities, or to take such other steps as Agent may deem advisable to obtain, maintain or renew any License or other Governmental Approvals in connection with the operation of the Project by Agent or its designee (including a receiver) for their then current use, and Borrower agrees to cooperate and to cause Guarantor and Master Tenant to cooperate with Agent in connection with the same and (ii) Borrower, upon demand by Agent, shall take, and shall cause Guarantor and Master Tenant to take, any action which is reasonably necessary or desirable, in Agent's reasonable judgment, to permit Agent or its designee (including a receiver) to use, operate and maintain the Project for its current use.

(c)  If Borrower fails to comply with the provisions of this Section 8.3 for any reason whatsoever, Borrower hereby irrevocably appoints Agent and its designee as Borrower's attorney-in-fact, with full power of substitution, to take any action and execute any documents and instruments which are reasonably necessary or desirable, in Agent's reasonable judgment, to permit Agent or its designee (including a receiver) to undertake Borrower's obligations under this Section 8.3, including obtaining any Licenses or Governmental Approvals then required for the operation of the Project by Agent or its designee (including a receiver) for their current use. The foregoing power of attorney is coupled with an interest and is irrevocable and Agent may exercise its rights thereunder in addition to any other remedies which Agent may have against Borrower or Guarantor as a result of Borrower's breach of the obligations contained in this Section 8.3.

(d)  In the event of the exercise by Agent of the rights granted to it under this Section 8.3, Borrower shall not be deemed to be in default of its obligations or representations under this Agreement with respect to the maintenance of the Licenses, provider agreements or other Governmental Approvals in its name or in Master Tenant's or Guarantor's name nor shall Borrower or Master Tenant or Guarantor have any liability or responsibility to any third party for any matters arising from or related to the operation of the Project by Agent or its designee (including a receiver) once the Licenses, provider agreements or other Governmental Approvals have been issued in the name of Agent or its designee (including a receiver).

ARTICLE IX

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default:

Section 9.1  Payments.

Failure of Borrower to pay within five (5) days after the date when due any of the payment obligations of Borrower due under the Loan Documents, or Borrower's failure to pay the Loan at the Maturity Date, whether by acceleration or otherwise.

Section 9.2  Certain Covenants.

Borrower's failure to (a) maintain insurance as required under Section 3.1 of this Agreement; (b) permit inspections as required by Section 7.1; (c) strictly comply with the provisions of Section 7.2; (d) maintain its status as a Single Purpose Entity as required by Section 7.7; (e) strictly comply with the provisions of Section 7.15 (payment under Master Lease), Section 7.21 (employees), Section 7.26 (Master Lease), Section 7.27 (Master Tenant Purchase Contracts), Section 7.28 (financial covenants), Section 8.1(c) (licenses and other matters), and Sections 8.2(b) and (c) (licenses).

Section 9.3  Covenants.

Borrower's failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents, and the continuance of such failure for thirty (30) days after notice by Agent to Borrower; however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents, Borrower shall have an additional thirty (30) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure cannot reasonably be cured within such thirty (30) day cure period; (c) Borrower commenced to cure such failure promptly after written notice thereof and is diligently undertaking to cure such default, and (d) Borrower has provided Agent with security reasonably satisfactory to Agent against any interruption of payment or impairment of collateral as a result of such continuing failure; provided that the notice and cure provisions of this Section 9.3 do not apply to the Events of Default described in any other section of this Article IX.

Section 9.4  Representations and Warranties.

Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made.

Section 9.5  Other Encumbrances.

Any default under any document or instrument, other than the Loan Documents, evidencing or creating in the aggregate any Debt of the Borrower or the Master Tenant in excess of $5,000 or evidencing or creating a Lien on the Project or any part thereof, unless such lien is being duly contested in accordance with the express provisions of the Loan Documents.

Section 9.6  Involuntary Bankruptcy or Other Proceeding.

Commencement of an involuntary case or other proceeding against Borrower or Guarantor or Master Tenant (each, a "Bankruptcy Party") which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 9.7  Voluntary Petitions, etc.

Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 9.8  Default Under Master Lease.

The termination of the Master Lease without Lender's prior written consent or the occurrence of a default and the expiration of any cure period applicable thereto under the Master Lease.

Section 9.9  Default Under Management Agreement.

The termination of the Management Agreement without Lender's prior written consent (except as expressly permitted by the terms of Section 7.2 herein) or the occurrence of a default and the expiration of any cure period applicable thereto under the Master Lease.

Section 9.10  False Reports.

Any statement, report or certificate made or delivered to Agent by Borrower, Master Tenant or Guarantor is not materially true and complete when made or delivered.

Section 9.11  Control.

Guarantor ceases at any time to, directly or indirectly, control the day-to-day management of Borrower and at all times following the closing of the Master Tenant Acquisition, the day-to-day management of Master Tenant.

Section 9.12  Money Laundering.

(a)  Borrower or Guarantor or Master Tenant is listed on the Lists or (i) is convicted or (ii) pleads nolo contendere to charges involving money laundering or predicate crimes to money laundering.

(b)  Borrower or Guarantor or Master Tenant is charged with crimes involving money laundering or predicate crimes to money laundering, and Borrower or such other party does not, within thirty (30) days, obtaining the dismissal of such charges without further investigation.

(c)  If a tenant under any Lease (including, without limitation, Master Tenant), Borrower or Guarantor is listed on the Lists or (i) is convicted, or (ii) pleads nolo contendere to charges involving money laundering or predicate crimes to money laundering, and proceeds from the rents of such tenant are used to pay debt service and Borrower fails to give Agent such representations and verifications as Agent shall reasonably request that such rents are not being used to pay debt service.

Section 9.13  Loan Documents.

The occurrence of a default under any of the other Loan Documents, which continues uncured beyond any applicable notice and grace periods provided under such Loan Document, or the occurrence of an "Event of Default" as defined in any other Loan Document.

Section 9.14  Arkansas Loan Documents.

The occurrence of a default under any of the Arkansas Loan Documents which continues beyond any applicable notice and grace periods provided under such Arkansas Loan Documents or the occurrence of an "Event of Default" as defined in any of the Arkansas Loan Documents.

Section 9.15  Other Defaults.

The occurrence of a default under any other material contract or agreement to which Borrower or Master Tenant is a party which continues uncured beyond any applicable notice and grace period provided under said contract or agreement and such default is declared and is not cured within the greater of thirty (30) days thereafter or the time, if any, specified therefor in any agreement governing the same.

ARTICLE X

REMEDIES

Section 10.1  Remedies - Insolvency Events.

Upon the occurrence of any Event of Default described in Section 9.7 or 9.8, the obligations of Lender to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; however, if the Bankruptcy Party under Section 9.7 or 9.8 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Lender's election, in Agent's sole discretion.

Section 10.2  Remedies - Other Events.

Except as set forth in Section 10.1 above, while any Event of Default exists, Agent may (a) by written notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (b) terminate the obligation, if any, of Lender to advance amounts hereunder, and (c) exercise all rights and remedies therefore under the Loan Documents and at law or in equity.

Section 10.3  Agent's Right to Perform the Obligations.

If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Agent or Lender may have because of such Event of Default, Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate. If Agent shall elect to pay any sum due with reference to the Project, Agent may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Additionally, if any Hazardous Materials (as defined in the Environmental Indemnity) affect or threaten to affect the Project, Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials. In exercising any rights under the Loan Documents or taking any actions provided for therein, Agent may act through its employees, agents or independent contractors as authorized by Agent. Borrower shall indemnify Agent and Lender for all losses, expenses, damages, claims and causes of action, including reasonable attorneys' fees, incurred or accruing by reason of any acts performed by Agent or Lender pursuant to the provisions of this Section 10.3, including those arising from the joint, concurrent, or comparative negligence of Agent or Lender, except as a result of Agent or Lender's gross negligence or willful misconduct. All reasonable sums paid by Agent or Lender pursuant to this Section 10.3, and all other reasonable sums expended by Agent or Lender to which they shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Agent upon demand.

ARTICLE XI

MISCELLANEOUS

Section 11.1  Notices.

Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by telecopy (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 11.1). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower:     ESC-Arbor Place, LLC
                   c/o Emeritus Corporation
                           3131 Elliott Avenue, Suite 500
                Seattle, Washington 98121
                    Attention: Raymond R. Brandstrom, CFO
                    Facsimile: (206) 301-4500

With a copy to:     The Nathanson Group PLLC
                     One Union Square
                     600 University Street, Suite 2000
                         Seattle, Washington 98101-1195
                     Attention: Randi S. Nathanson, Esq.
                     Facsimile: (206) 623-1738

If to Agent:       General Electric Capital Corporation
                     Loan No. 07-0004265
                         2 Bethesda Metro Center, Suite 600
                         Bethesda, Maryland 20814
                Attention: Manager, Portfolio Management Group
                     Facsimile: (301) 347-3150

With a copy to:         General Electric Capital Corporation
                         Loan No. 07-0004265
                          500 West Monroe Street
                          Chicago, Illinois 60661
                          Attention: John Cobb
                          Facsimile: (866) 252-2015

And a copy to:         GE Commercial Finance, Healthcare Financial Services
                          Loan No. 07-0004265
                              5804 Trailridge Drive
                              Austin, Texas 78731
                              Attention: Diana Pennington, Senior Vice President,
                                     Chief Counsel, Real Estate

                   Facsimile: (866) 221-0433

Notices shall be deemed given (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service for delivery on the next Business Day, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee and any communication so delivered in person shall be deemed to be given when receipted for, or actually received by, Agent or Borrower, as the case may be. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party's telecopy number specified above, if confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by overnight courier or personal delivery as otherwise provided in this Section 11.1. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Section 11.2  Amendments and Waivers.

No amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought.

Section 11.3  Limitation on Interest.

It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower, Agent and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law, then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note the holder thereof (or, if the Note has been paid in full, refunded to Borrower); and (b) if maturity is accelerated by reason of an election by Agent or Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrower). The terms and provisions of this Section 11.3 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State of Illinois, except that (1) if at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of Illinois (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents and (2) to the extent otherwise specified in any of the Loan Documents.

Section 11.4  Invalid Provisions.

If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 11.5  Reimbursement of Expenses; Portfolio Administration Fee.

(a)  Borrower shall pay all expenses incurred by Agent and Lenders in connection with the Loan, including, without limitation, (i) reasonable out-of-pocket costs and expenses of Agent and Lender in connection with (a) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein; (b) due diligence with respect to the Collateral and the creation, perfection or protection of Agent's liens on the Collateral (including, without limitation, fees and expenses for title and lien searches, premiums for title insurance and endorsements thereto, amended or replacement Security Document, Uniform Commercial Code financing statements or other collateral security instruments, title insurance premiums and filing and recording fees, third party due diligence expenses for the Project plus travel expenses, accounting firm fees, costs of the appraisals and Site Assessments (and the environmental consultant), the engineering reports, audit costs and costs and fees incurred in connection with arranging, setting up, servicing any pledged accounts or similar collateral); (c) the negotiation, preparation, execution and delivery of any amendment, waiver, restructuring, workout or consent relating to any of the Loan Documents, (d) the settlement of any dispute regarding condemnation and casualty awards and (e) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any communications or discussions relating to any action that Borrower shall from time to time request Agent to take, as well as any restructuring or rescheduling of the Loan, (ii) the reasonable fees, expenses and other charges of counsel to Agent and the Lender in connection with all of the foregoing, (iii) all reasonable fees and expenses of any servicer appointed by Agent to service and administer the Loan and its counsel, and (iv) Agent's or Lender's reasonable travel and other out-of-pocket expenses in connection with site visits to the Project. Borrower shall, upon request, promptly reimburse Agent and Lender for all reasonable amounts expended, advanced or incurred by Agent and Lender to collect the Note, or to enforce the rights of Agent and Lender under this Agreement or any other Loan Document, or to defend or assert the rights and claims of Agent and Lender under the Loan Documents or with respect to the Project (by litigation or other proceedings), which amounts will include all reasonable court costs, attorneys' fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Agent and Lender in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Agent, all of which shall constitute part of the Loan and shall be secured by the Loan Documents.

(b)  Borrower shall also pay to Agent on the first (1st) day of each month during the term of the Loan, in addition to all other amounts due under the Loan Documents, the sum of Three Hundred and No/100 Dollars ($300.00), which Agent shall apply against the cost of the administration of the Loan.

Section 11.6  Approvals; Third Parties; Conditions.

All approval rights retained or exercised by Agent with respect to leases, contracts, plans, studies and other matters are solely to facilitate Lender's credit underwriting, and shall not be deemed or construed as a determination that Agent or Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Agent, Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Agent, Lender and Borrower. All conditions of the obligations of Agent or Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Agent and Lender, and their respective successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Agent or Lender, as applicable, at any time in Agent's or Lender's sole discretion.

Section 11.7  Lender Not in Control; No Partnership.

None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Agent or Lender the right or power to exercise control over the affairs or management of Borrower, the power of Agent and Lender being limited to the right to exercise the remedies referred to in the Loan Documents. The relationship between Borrower, on the one hand, and Agent and Lender, on the other hand, is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Agent and Lender, on the one hand, and Borrower, on the other hand, or to create an equity in the Project in Lender or Agent. Neither Agent nor Lender either undertakes or assumes any responsibility or duty to Borrower or to any other person with respect to the Project or the Loan, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents (a) Neither Agent nor Lender is nor shall be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners and neither Agent nor Lender intends to ever assume such status; (b) Neither Agent nor Lender shall in any event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (c) Neither Agent nor Lender shall be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, or partners. Agent, and Lender, on the one hand, and Borrower, on the other hand, disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Agent and Lender, on the one hand, and Borrower, on the other hand, or to create an equity in the Project in Agent or Lender, or any sharing of liabilities, losses, costs or expenses.

Section 11.8  Time of the Essence.

Time is of the essence with respect to this Agreement.

Section 11.9  Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Agent, Lender and Borrower and the respective successors and assigns of Agent, Lender and Borrower, provided that, except as expressly provided herein, neither Borrower nor Guarantor shall, without the prior written consent of Agent, assign any rights, duties or obligations hereunder.

Section 11.10  Renewal, Extension or Rearrangement.

All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan. For portfolio management purposes, Agent and Lender may elect to divide the Loan into two or more separate loans evidenced by separate promissory notes so long as the payment and other obligations of Borrower are not effectively increased or otherwise modified. Borrower agrees to cooperate with Agent and to execute such documents as Agent reasonably may request to effect such division of the Loan.

Section 11.11  Waivers; Forbearance.

No advance of Loan proceeds hereunder shall constitute a waiver of any of the conditions to Lender's obligation to make advances nor, in the event Borrower is unable to satisfy any such condition, shall any such advance have the effect of precluding Lender or Agent from thereafter requiring such condition to be satisfied prior to any future advance to which such condition otherwise applies. No course of dealing on the part of Agent or Lender, or their respective officers, employees, consultants or agents, nor any failure or delay by Agent or Lender with respect to exercising any right, power or privilege of Agent or Lender under any of the Loan Documents, shall operate as a waiver thereof. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. Agent's acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of Agent's or Lender's right to either require prompt payment when due of all other sums so secured or to declare a Potential Default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Agent or Lender shall not be a waiver of Agent's or Lender's right to accelerate the maturity of the Loan, nor shall Agent's or Lender's receipt of any awards, proceeds, or damages under this Agreement or the Security Document operate to cure or waive Borrower's, Master Tenant's or Guarantor's Potential Default in payment of sums secured by any of the Loan Documents.

Section 11.12  Cumulative Rights.

Rights and remedies of Agent and Lender under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 11.13  Singular and Plural.

Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

Section 11.14  Phrases.

When used in this Agreement and the other Loan Documents, the phrase "including" shall mean "including, but not limited to," the phrase "satisfactory to Agent" or "satisfactory to Lender" shall mean "in form and substance satisfactory to Agent in all respects" or "in form and substance satisfactory to Lender in all respects" (as applicable), the phrase "with Agent's consent", "with Agent's approval", "with Lender's consent" or "with Lender's approval" shall mean such consent or approval at Agent's or Lender's discretion (as applicable), and, unless otherwise specifically provided to the contrary herein, the phrase "acceptable to Agent" or "acceptable to Lender" shall mean "acceptable to Agent at Agent's sole discretion" or "acceptable to Lender at Lender's sole discretion" (as applicable).

Section 11.15  Exhibits and Schedules.

The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 11.16  Titles of Articles, Sections and Subsections.

All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 11.17  Promotional Material.

Borrower authorizes Agent and Lender to issue press releases, advertisements and other promotional materials in connection with Lender's own promotional and marketing activities, and describing the Loan in general terms and Lender's and Agents participation in the Loan; provided, however, Agent and Lender shall be required to secure Borrower's approval of such materials prior to the issuance or distribution thereof, which approval shall not be unreasonably withheld. All references to Lender or Agent contained in any press release, advertisement or promotional material issued by Borrower or Affiliate of Borrower shall be approved in writing by Agent in advance of issuance.

Section 11.18  Survival.

All of the representations, warranties, covenants, and indemnities hereunder, and under the indemnification provisions of the other Loan Documents shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower.

Section 11.19  WAIVER OF JURY TRIAL.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER, AGENT AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER AND BORROWER TO ENTER THIS AGREEMENT.

Section 11.20  Waiver of Punitive or Consequential Damages.

Neither Agent, Lender nor Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other Potential Default by any party hereto.

Section 11.21  Governing Law.

The laws of the State of Illinois and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of the Loan Documents, except to the extent otherwise specified in any of the Loan Documents.

Section 11.22  Entire Agreement.

This Agreement and the other Loan Documents embody the entire agreement and understanding between Agent, Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties. If any conflict or inconsistency exists between the Commitment and this Agreement or any of the other Loan Documents, the terms of this Agreement and the other Loan Documents shall control.

Section 11.23  Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 11.24  Venue.

BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT OR LENDER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT.

Section 11.25  Sale of Loan, Participation.

Lender or Agent, at any time and without the consent of Borrower, Guarantor, or Master Tenant may grant participations in or sell, transfer, assign and convey all or any portion of its right, title and interest in and to the Loan, this Agreement and the other Loan Documents, any guaranties given in connection with the Loan and any collateral given to secure the Loan. Subject to the limitations of applicable Laws, including, but not limited to, Laws governing the rights of the residents of the Project and the confidentiality of the records of those residents, Agent and Lender shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participations in or selling, transferring, assigning or conveying all or any part of the Loan (including any governmental agency or authority and any prospective bidder at any foreclosure sale of the Project) any and all information which Agent or Lender may have with respect to the Project and Borrower, whether provided by Borrower, Guarantor or any third party or obtained as a result of any environmental assessments. Borrower, Master Tenant and Guarantor agree that, absent gross negligence or willful misconduct, Agent and Lender shall have no liability whatsoever as a result of delivering any such information to any third party, and Borrower, Guarantor and Master Tenant, on behalf of themselves and their successors and assigns, hereby release and discharge Agent and Lender from any and all liability, claims, damages, or causes of action, arising out of, connected with or incidental to the delivery of any such information to any third party absent gross negligence or willful misconduct.

Section 11.26  Limitation on Liability of Agent's and Lender's Officers, Employees, etc.

Any obligation or liability whatsoever of Agent or Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of the Agent's or Lender's assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Agent's or Lender's shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

Section 11.27  Effectiveness of Facsimile Documents and Signatures.

The Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties to the Loan Documents. Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

Section 11.28  Agency.

Both GECC and the other Lenders agree that GECC shall act as agent for each Lender in all dealings with Borrower, Guarantor and Master Tenant under or in connection with this Loan Agreement and each of the other Loan Documents, including without limitation, granting any consents or waivers, taking any enforcements actions, sending or receiving notices, dealing with collateral, granting releases, accepting payments or otherwise. Borrower, Guarantor and Master Tenant may rely without question upon any document signed by GECC as agent for each Lender hereunder or under any other Loan Documents. References to "Lender" in this Agreement and in the other Loan Documents shall refer to each of GECC and the other financial institutions who are or hereafter become parties to this Agreement as Lenders, individually, or to all of GECC and the other financial institutions who are or hereafter become parties to this Agreement, collectively, as the context may require; provided any and all grants of security interests to a Lender under this Agreement or any other Loan Document shall be deemed to be a grant to GECC as agent for each Lender.

EXECUTED as of the date first written above.

LENDER: GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation By: /s/ J. McMahon Name: Jim McMahon Its: Vice President & Duly Authorized Signatory

BORROWER: ESC-ARBOR PLACE, LLC, a Washington limited liability company
By:	EMERITUS CORPORATION, a Washington corporation, its sole member
By:/s/ Raymond R. Brandstrom Name: Raymond R. Brandstrom Its:Vice President of Finance

AGENT: GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation By:/s/ J. McMahon Name:Jim McMahon Its:Vice President & Duly Authorized Signatory

EXHIBIT A-1

The Project

Name of Facility:	Arbor Place
Address of Land:	12806 Bothwell-Everett Highway, Everett, Washington
Number of Independent/Assisted Living Beds/Units:	100 units (assisted living)
Number of Parking Spaces:	66
Legal Description of Land:	See Attached

Exhibit A-1

ARBOR PLACE

LEGAL DESCRIPTION

PARCEL A:

LOT 2, PROVIDENCE MEDICAL CENTER BINDING SITE PLAN FILE NO. 01-107895 BG RECORDED UNDER AUDITOR’S FILE NUMBER 200208155006, BEING A PORTION OF THE SOUTHEAST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 30, TOWNSHIP 28 NORTH, RANGE 5 EAST, W.M., RECORDS OF SNOHOMISH COUNTY, WASHINGTON.

PARCEL B:

A NON-EXCLUSIVE EASEMENT FOR INGRESS AND EGRESS AS DESCRIBED IN AND CREATED BY PROVIDENCE MEDICAL CENTER BINDING SITE PLAN FILE NO. 01-107895 BG RECORDED UNDER FILE NO. 200208155006, UPON AND SUBJECT TO THE PROVISIONS THEREIN CONTAINED, BEING A PORTION OF LOT 1 OF SAID BINDING SITE PLAN, AND NON EXCLUSIVE EASEMENTS FOR INGRESS AND EGRESS AS DESCRIBED IN AND CREATED BY INSTRUMENTS RECORDED UNDER AUDITOR’S FILE NO.’S 200005040193 AND 200005040194, UPON AND SUBJECT TO THE PROVISIONS THEREIN CONTAINED, ALL LOCATED IN THE SOUTHEAST QUARTER OF THE SOUTHEAST QUARTER OF SECTION 30, TOWNSHIP 28 NORTH, RANGE 5 EAST, W.M., RECORDS OF SNOHOMISH COUNTY, WASHINGTON.

SITUATE IN THE COUNTY OF SNOHOMISH, STATE OF WASHINGTON

Exhibit A-1

EXHIBIT B

Interest Holder Certificate and Agreement

To: General Electric Capital Corporation, as Agent
500 West Monroe Street
Suite 1500
Chicago, Illinois 60661

Date: _________________

Re:
Loan Agreement dated as of ___________ ____, 20__ among _______________________ ("Borrower"), and General Electric Capital Corporation, a Delaware corporation, as Agent and, in its individual capacity as a Lender, "GECC", and the other financial institutions who are or become parties to said Loan Agreement as lenders (collectively with GECC, the "Lender"), (as it may be amended from time to time, the "Loan Agreement")

To induce Agent and Lender to enter into the Loan Agreement with Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned represents, warrants, covenants and agrees for the benefit of Agent and Lender as follows:

1. The undersigned [members] [partners] (collectively, "Owners" and in their individual capacity, "Owner") represent and warrant to Agent and Lender that the Owners own, in the aggregate, 100% of the direct ownership interests in Borrower, and that neither Borrower nor any Owner is or shall be and, after due inquiry, that no Person who owns a controlling interest in or otherwise controls Borrower or any Owner, is or shall be, (a) listed on the Specially Designated Nationals and Blocked Persons List (the "SDN List") maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or on any other similar publicly-available United States government list ("Other Lists" and, collectively with the SDN List, the "Lists") maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, "OFAC Laws and Regulations"); or (b) a Person (a "Designated Person") either (i) included within the term "designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (ii) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49,079 (published September 25, 2001), or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the "Executive Orders"). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Agreement as the "Anti Terrorism Laws". Each Owner and Borrower shall be required, and shall take reasonable measures to ensure compliance with

Exhibit B

such requirement, that no Person who owns any other direct interest in any Owner or Borrower is or shall be listed on any of the Lists or is or shall be a Designated Person. This Section 1 shall not apply to any Person to the extent that such Person's interest in Borrower is through a U.S. Publicly-Traded Entity. As used in this Agreement "U.S. Publicly-Traded Entity" means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person. From time to time upon the written request of Agent, each Owner shall deliver to Borrower a schedule of the name, legal domicile address and (for entities) place of organization of each holder of a controlling ownership interest in such Owner.

2. Each Owner represents and warrants that all evidence of identity provided by it to Borrower is genuine and that all related information is accurate and that it has acquired, or is acquiring, and shall hold, its interest in Borrower for its own account, risk and beneficial interest and without the obligation or intention to sell, distribute, assign or transfer all or a portion of such interest to any other Person.

3. Each Owner represents and warrants that it has taken, and agrees that it shall continue to take, reasonable measures appropriate to the circumstances (and in any event as required by law), with respect to each holder of a controlling ownership interest in such Owner and Borrower, to assure that funds invested by such holders in Borrower are derived from legal sources (the "Anti Money Laundering Measures"). The Anti Money Laundering Measures have been and shall be undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq. ("BSA"), to the extent applicable and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957 (collectively, "Anti Money Laundering Laws").

4. Each Owner represents and warrants, to its knowledge after making due inquiry, that neither it nor any holder of a controlling ownership interest in any Owner or in Borrower (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist related activities, other money laundering predicate crimes or any violation of the BSA, (b) has been assessed civil penalties under Anti Money Laundering Laws, or (c) has had its funds seized or forfeited in an action under any Anti Money Laundering Laws.

5. Each Owner shall immediately notify Agent if such Owner obtains actual knowledge that Borrower, any Owner, or any holder of a direct or indirect interest in Borrower or any Owner, or any director, manager or officer of any of them, (a) has been listed on any of the Lists, (b) has become a Designated Person, (c) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering, drug trafficking, terrorist related activities, other money laundering predicate crimes, or any violation of the BSA, (d) has been assessed civil penalties under any Anti Money Laundering Laws, or (e) has had funds seized or forfeited in an action under any Anti Money Laundering Laws.

Exhibit B

6. Each Owner acknowledges and agrees that if any of the representations or warranties of the undersigned set forth herein are false, misleading or incorrect in any material respect as of the date made, Agent, in addition to all of its other rights and remedies, may declare that an Event of Default exists under the Loan Agreement. Each Owner agrees to notify Borrower and Agent promptly of any change in facts or circumstances that causes any of the representations or warranties contained herein to the untrue.

7. Each Owner represents and warrants that it has taken, and agrees that it shall continue to take, reasonable measures, appropriate to the circumstances (and in any event as required by law), to ensure that it and Borrower are and shall be in compliance with all current and future applicable Anti-Money Laundering Laws, and other applicable laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.

8. In addition to the representations, warranties and covenants regarding full compliance with Anti-Terrorism Laws and Anti-Money Laundering Laws, each Owner represents and warranties that it is, and agrees that it shall remain, in compliance in all material respects with all other laws and requirements applicable to it, its business and its assets, the violation of which would have a material adverse effect on its ability to perform its obligations under the Borrower's operating agreement or on the Borrower's ability to perform its obligations under the Loan Agreement.

9. Each Owner shall cause to be made, all payments owed by Borrower to Agent by check or wire transfer drawn on an account owned by Borrower, or by an Owner or another Person approved in writing in advance by Agent, and maintained at a banking institution organized under the laws of the United States or one of its constituent States, or at a federally regulated U.S. branch or agency of a foreign bank, or at a federally regulated securities broker dealer.

10. If the applicable Anti-Money Laundering Measures do not provide, in Agent's reasonable determination, adequate means to assure that Persons that are listed on any of the Lists, or that are Designated Persons, or whose funds are not derived from legal sources, are excluded from becoming or being direct or indirect investors in any Owner or Borrower, Agent shall notify Borrower of its determination in accordance with the notice provisions in the Loan Agreement. If such inadequate Anti-Money Laundering Measures are not modified in a commercially reasonable manner to Agent's reasonable satisfaction within thirty (30) days following notice to Borrower of Agent's determination, each of the undersigned acknowledges that Agent, in addition to all of its other rights and remedies, may declare that an Event of Default exists.

11. No transfer of any direct interest in Borrower or of any controlling ownership interest in Owner shall be effective unless and until the transferor has provided a written certification to Borrower that, after making due inquiry, (a) the transferee or any Person who owns a controlling interest in, or otherwise controls, the transferee is not listed on any of the Lists and is not a Designated Person, and the transferee has taken reasonable measures to

Exhibit B

assure that no holder of any other controlling ownership interest in the transferee is so listed or is so designated; provided, however, that none of the foregoing shall apply to any Person which is, or to the extent that such interest is through, a U.S. Publicly-Traded Entity, and (b) the funds for investment in Owner or Borrower are derived from legal sources.

12. Each Owner acknowledges and agrees that if at any time Borrower or Agent reasonably believes that such Owner has breached its representations and warranties or its agreements set forth herein, Borrower has the right or may be obligated to block such Owner's investment in Borrower, to prohibit additional investments, to segregate the assets constituting such Owner's the investment in accordance with applicable Anti-Terrorism Laws, to decline any redemption request or to redeem the Investor's investment. Each Owner further acknowledges that it will have no claim against Borrower, Lender or Agent or any of their respective affiliates or agents for any form of damages as a result of any of the foregoing actions.

13. Each Owner shall require each Person that proposes to become a holder of any direct interest in Borrower or of any controlling ownership interest in Owner to sign an agreement substantially in the form of this Agreement and to deliver the same to Borrower.

14. Capitalized terms used in this Agreement and not defined in this Agreement shall have the meanings assigned to them in the Loan Agreement. Any notice sent to Agent under this Agreement shall be sent in accordance with the notice provisions set forth in the Loan Agreement.

15. The undersigned acknowledges that (a) Lender is relying on this Agreement and its rights hereunder in entering into the Loan Agreement and in advancing proceeds of the Loan, and (b) any terms hereof applying to more than one of the undersigned are made on a joint and several basis hereunder. This Agreement may be executed in counterparts.

Exhibit B

IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Agreement as of the date set forth above.

OWNER:

Exhibit B

EXHIBIT C

INTELLECTUAL PROPERTY

None but Guarantor holds or has applied for registration of the following service marks, some of all of which may be used by Guarantor, Borrower and/or Master Tenant in connection with the ownership and operation of the Project:

MARK	STATUS	REG. NO.	REG. DATE	APP. NO.
EMERITUS	Registered	2333116	March 21, 2000	75725728
EMERITUS ASSISTED LIVING COMMUNITIES SUPPORT ALZHEIMER'S EDUCATION & AWARENESS & DESIGN	Pending			78530077
EMERITUS SIGNATURE SERVICES	Registered	2840150	May 11, 2004	78191071
FLEXASSIST	Registered	2041109	February 25, 1997	74614956
JOIN THEIR JOURNEY	Registered	2979178	July 26, 2005	78292378
KINGSLEY PLACE	Registered	2283749	October 5, 1999	75304451
LOYALTON	Registered	2443087	April 10, 2001	75534864
THE START OF SOMETHING WONDERFUL	Registered	2249729	June 1, 1999	75503469

EXHIBIT D

OWNERSHIP OF BORROWER

Guarantor is the sole member of Borrower and accordingly owns 100% of the membership interests in Borrower.

EXHIBIT E

PROVIDER PAYMENT/REIMBURSEMENT PROGRAMS

NONE

EXHIBIT F

GOVERNMENTAL APPROVALS

[TO BE INSERTED]

EXHIBIT G

MASTER TENANT ORGANIZATIONAL CHART

MASTER TENANT ORGANIZATIONAL CHART

Columbia Pacific Group, Inc.
(Dan Baty entity)
General Partner
Sisters of Providence
(100% Ownership)
Emeritus Corporation
(100% Ownership)
(a WA corporation)
Management Agreement*
BF Limited Partnership
(50% Ownership)
Managing Member
Providence Health Systems-Washington
(50% Ownership)
ESC – Arbor Place, LLC
(a WA LLC)
(GEHFS Borrower)
Silver Lake Assisted Living, LLC
(a WA LLC)
(Lessee)
Arbor Place
Lease Agreement

*After CHOW approval, Silver Lake Assisted Living will be solely owned by Emeritus and the management agreement will terminate.

*To be terminated upon Emeritus' purchase of Silver Lake Assisted Living LLC

SCHEDULE 2.1

ADVANCE CONDITIONS

Part A - Conditions to Initial Advance
Part B - Application of Insurance Proceeds

PART A

CONDITIONS TO INITIAL ADVANCE

The initial advance of the Loan shall be subject to the terms of the Term Sheet, and Agent's receipt, review, approval and/or confirmation of the following items set forth in Part A of this Schedule 2.1, at Borrower's cost and expense, each in form and content satisfactory to Agent in its sole discretion:

1.	Loan Documents. The following Loan Documents:

(a)	the Loan Agreement executed by Borrower

(b)	Promissory Note

(c)	the Security Document executed by Borrower

(d)	such Uniform Commercial Code financing statements as Agent may require

(e)	an Environmental Indemnity Agreement executed by Borrower and Guarantor

(f)	the Business Associate Agreement executed by Borrower, Guarantor and Master Tenant

(g)	a Payment and Performance Guaranty executed by Guarantor

(h)	the Assignment of Membership Interests ("Assignment of Membership Interests")

(i)	the Subordination, Attornment and Security Agreement ("Subordination Agreement")

2.	Loan Origination Fee. The loan origination fee of $80,000, which fee shall be non-refundable and shall be deemed fully earned upon receipt.

3.
Title Insurance Policy. An ALTA (or equivalent) mortgagee policy or policies of title insurance in the maximum amount of the Loan, with reinsurance and endorsements as Agent may require, containing no exceptions to title (printed or otherwise) which are unacceptable to Agent, and insuring that the Security

Schedule 2.1 - 1

Document is a first-priority Lien on the Project and related collateral (the "Title Policy").

4.
Organizational and Authority Documents. Certified copies of all documents evidencing the formation, organization, valid existence, good standing, and due authorization of and for Borrower, Master Tenant and Guarantor for the execution, delivery, and performance of the Loan Documents by Borrower, Master Tenant and Guarantor, as applicable.

5.
Legal Opinions. Legal opinions issued by counsel for Borrower, Guarantor, and Master Tenant, opining as to the due organization, valid existence and good standing of Borrower, Guarantor and Master Tenant, and the due authorization, execution, delivery, enforceability and validity of the Loan Documents with respect to Borrower, Guarantor and Master Tenant that the Loan, as reflected in the Loan Documents is not usurious; and as to such other matters as Agent and Agent's counsel reasonably may specify.

6.	Searches. Current Uniform Commercial Code, tax, judgment lien and litigation searches for Borrower, Master Tenant, Guarantor and the immediately preceding owners of the Project.

7.	Insurance. Evidence of insurance as required by this Agreement, and conforming in all respects to the requirements of Agent.

8.
Survey. Three (3) originals of a current "as-built" survey of the Project, dated or updated to a date not earlier than forty-five (45) days prior to the Closing Date, prepared by a registered land surveyor in accordance with the American Land Title Association/ American Congress on Surveying and Mapping Standards and containing Agent's approved form of certification in favor of Agent and the title insurer. The surveyor shall certify that no portion of the Project is in a flood hazard area as identified by the Secretary of Housing and Urban Development (or, if any portion of the Project is in such a flood hazard area, then the survey shall certify to the hazard designation of the affected portion of the property,) and shall conform to Agent's current survey requirements. The survey shall be sufficient for the title insurer to remove the general survey exception.

9.
Property Condition Report. A current engineering report or architect's certificate with respect to the Project, covering, among other matters, inspection of heating and cooling systems, roof and structural details and showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards. As requested by Agent, such report shall also include an assessment of each Project's tolerance for earthquake and seismic activity.

10.	Environmental Reports. A current Site Assessment for the Project.

Schedule 2.1 - 2

11.
Occupancy Summary. A current occupancy summary of the Project, certified by Borrower or the current owner of the Project. Such occupancy summary shall include the following information: (a) tenant names and, if applicable, guarantor names but only to the extent such names can be disclosed by Borrower without violating applicable Laws governing the confidentiality of resident records/information including, but not limited to, HIPAA; (b) unit/suite numbers; (c) for non-residential tenants, area of each demised premises and total area of the Project (stated in net rentable square feet); (d) rental rate (including escalations) (stated in gross amount and in amount per net rentable square foot per year); (e) for non-residential tenants, lease term (commencement, expiration and renewal options); (f) for non-residential tenants, expense pass-throughs; (g) for non-residential tenants, cancellation/termination provisions; (h) security deposit; and (i) for non-residential tenants, material operating covenants and co-tenancy clauses. All leases of, subleases of and occupancy agreements affecting the Project or any part thereof now existing or hereafter executed (including all patient and resident care agreements and service agreements which include an occupancy agreement) and all amendments, modifications or supplements thereto ("Leases") shall be in form and substance, with tenants and for uses acceptable to Agent; provided, however, this requirement shall be met with respect to residential tenants provided Borrower uses the form of residential Lease submitted to, and approved by, Agent prior to the Closing Date without material modification, other than modifications made in accordance with statutory, regulatory or other legal requirements; and, provided, further, with respect to non-residential tenants (excluding the tenant under the Master Lease) to whom Borrower or Master Tenant has leased less than 500 square feet, no such approval shall be required. On the Closing Date: (a) all Leases shall be in full force and effect; and (b) Borrower shall have submitted a revised and recertified occupancy summary.

12.	Master Lease. A copy of the Master Lease, certified by Borrower as being true, correct and complete.

13.	A copy of the Management Agreement, certified by Borrower as being true, correct and complete.

14.	Tax Impounds. Borrower's deposit with Agent of the amount required by Agent to impound for Taxes and to fund any other required escrows or reserves.

15.
Compliance With Laws. Evidence that the Project and the operation thereof comply with all legal requirements, including that all requisite certificates of occupancy, building permits, and other licenses, certificates, approvals or consents required of any governmental authority have been issued without variance or condition and that there is no litigation, action, citation, injunctive proceedings, or like matter pending or threatened with respect to the validity of such matters. If title insurance with respect to the Project described in item

Schedule 2.1 - 3

3 above does not include a Zoning 3.1 (with parking) endorsement because such an endorsement is not available in the State where the Project is located, then Borrower shall furnish to Agent a zoning letter from the applicable municipal agency with respect to the Project. Borrower shall, upon request of Agent, furnish Agent with utility letters from applicable service providers.

16.
No Casualty or Condemnation. No condemnation or adverse zoning or usage change proceeding shall have occurred or shall have been threatened against the Project; the Project shall not have suffered any significant damage by fire or other casualty which has not been repaired; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, which would, in Agent's reasonable judgment, result in a Material Adverse Change.

17.	Audit Requirement. The annualized Net Operating Income of the Project equals or exceeds $865,000 for the three month period ending April 30, 2006.

18.	Reserved.

19.
Broker's Fees. All fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or agents in connection with the Loan or the acquisition of the Project have been paid, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Agent.

20.
Costs and Expenses. Payment of Agent's costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Agent's inspecting engineers, consultants and counsel.

21.	Representations and Warranties. The representations and warranties contained in this Loan Agreement and in all other Loan Documents are true and correct in all material respects.

22.	No Defaults. No Potential Default or Event of Default or default under any of the Loan Documents shall have occurred or exist.

23.
Appraisal. Agent shall obtain an appraisal report for the Project, in form and content acceptable to Agent, prepared by an independent MAI appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") and the regulations promulgated pursuant to such act.

24.	Acquisition Documents. Agent shall have reviewed and approved the purchase contract for the Project and the closing statements with respect thereto (the "Acquisition Documents").

25.	Agent shall have received such other items as Agent may reasonably require.

Schedule 2.1 - 4

PART B

APPLICATION OF INSURANCE PROCEEDS

Insurance proceeds applied to restoration will be advanced in accordance with Section 3.2 and on the following terms and conditions:

1. Each request for such an advance shall specify the amount requested, shall be on forms satisfactory to Agent, and shall be accompanied by appropriate invoices, bills paid affidavits, lien waivers, title updates, endorsements to the title insurance, and other documents as may be required by Agent. Such advances may be made, at Agent's election, either: (a) in reimbursement for expenses paid by Borrower, or (b) for payment of expenses incurred and invoiced but not yet paid by Borrower, or (c) with respect to non-residential tenant restorations, by funding allowances for tenant improvements undertaken to be constructed by non-residential tenants and completed in accordance with Leases. Agent, at its option and without further direction from Borrower, may disburse any restorations advance to the Person to whom payment is due or through an escrow satisfactory to Agent. Borrower hereby irrevocably directs and authorizes Agent to so advance the insurance proceeds. Agent may, at Borrower's expense, conduct an audit, inspection, or review of the Project to confirm the amount of the requested restoration advance.

2. Borrower shall have submitted and Agent shall have approved, which approval shall not be unreasonably withheld, (a) the restorations to be completed, (b) the plans and specifications for such restorations, which plans and specifications may not be changed in any material respect without Agent's prior written consent, which consent shall not be unreasonably withheld and (c) if requested by Agent, each contract or subcontract for an amount in excess of Fifty Thousand Dollars ($50,000) for the performance of labor or the furnishing of materials for such restorations.

3. Borrower shall have submitted and Agent shall have approved the time schedule for completing the restorations, which approval shall not be unreasonably withheld. After Agent's approval of a detailed budget, such budget may not be changed in any material respect without Agent's prior written consent, which consent shall not be unreasonably withheld. If the estimated cost of such restorations exceeds the unadvanced portion of the amount allocated for such restorations in the approved budget, then Borrower shall comply with the requirements of Section 9 hereof.

4. All restorations constructed by Borrower prior to the date a restorations advance is requested shall be completed to the satisfaction of Agent and Agent's engineer and in accordance with the plans and budget for such restorations, as approved by Agent in accordance with the terms hereof, and all legal requirements.

5. Borrower shall not use any portion of any restorations advance for payment of any other cost except as specifically set forth in a request for advance approved by Agent in writing.

Schedule 2.1 - 5

6. Each restorations advance, except for a final restorations advance, shall be in the amount of actual costs incurred less ten percent (10%) of such costs as retainage to be advanced as part of a final restorations advance.

7. Agent shall not under any circumstances be obligated to make any restorations advance after nine (9) months after the casualty or ninety (90) days prior to the Maturity Date.

8. No funds will be advanced for materials stored at the Project unless Borrower furnishes Agent satisfactory evidence that such materials are properly stored and secured at the Project.

9. Borrower shall have delivered evidence satisfactory to Agent, in its sole discretion, that the amount remaining to be disbursed for such restorations is sufficient to complete the restorations or, if insufficient, Borrower shall have deposited with Agent funds necessary to complete the restorations (Borrower's deposit to be disbursed before any balance of the additional advance).

Schedule 2.1 - 6

SCHEDULE 2.3

AMORTIZATION SCHEDULE

			Closing Date	7/1/2006		Payment	$57,716.36	-$57,716.36
			First Payment Date	8/1/2006		Coupon	7.229%	300
			Original Balance	$8,000,000		Int Conv	Actual/360
			Maturity Date	6/30/2013		Int Only Period	0	Months

	Annual Summary		Days	Ending Balance	Payment	Interest	Principal	Prepayment	Balloon Amount
Year 1			365	7,890,213.97	692,596	582,810	109,786	0	0
Year 2			366	7,773,715.70	692,596	576,098	116,498	0	0
Year 3			365	7,646,775.78	692,596	565,656	126,940	0	0
Year 4			365	7,510,212.94	692,596	556,033	136,563	0	0
Year 5			365	7,363,297.71	692,596	545,681	146,915	0	0
Year 6			366	7,206,742.40	692,596	536,041	156,555	0	0
Year 7			365	0.00	634,880	480,193	154,687	0	7,052,055.62
Year 8			365	0.00	0	0	0	0	0
Year 9			365	0.00	0	0	0	0	0
Year 10			366	0.00	0	0	0	0	0

Period		Date	Days	Ending Balance	Payment	Interest	Principal	Prepayment	Balloon Amount
	0	7/1/2006		8,000,000.00
	1	8/1/2006	31	7,992,083.42	57,716.36	49,799.78	7,916.58	0.00	0.00
	2	9/1/2006	31	7,984,117.56	57,716.36	49,750.50	7,965.86	0.00	0.00
	3	10/1/2006	30	7,974,498.85	57,716.36	48,097.65	9,618.71	0.00	0.00
	4	11/1/2006	31	7,966,423.52	57,716.36	49,641.03	8,075.33	0.00	0.00
	5	12/1/2006	30	7,956,698.23	57,716.36	47,991.06	9,725.30	0.00	0.00
	6	1/1/2007	31	7,948,512.09	57,716.36	49,530.23	8,186.13	0.00	0.00
	7	2/1/2007	31	7,940,275.00	57,716.36	49,479.27	8,237.09	0.00	0.00
	8	3/1/2007	28	7,927,203.28	57,716.36	44,644.64	13,071.72	0.00	0.00
	9	4/1/2007	31	7,918,833.54	57,716.36	49,346.62	8,369.74	0.00	0.00
	10	5/1/2007	30	7,908,821.55	57,716.36	47,704.37	10,011.99	0.00	0.00
	11	6/1/2007	31	7,900,337.38	57,716.36	49,232.19	8,484.17	0.00	0.00
	12	7/1/2007	30	7,890,213.97	57,716.36	47,592.95	10,123.41	0.00	0.00
	13	8/1/2007	31	7,881,613.98	57,716.36	49,116.36	8,600.00	0.00	0.00
	14	9/1/2007	31	7,872,960.44	57,716.36	49,062.83	8,653.53	0.00	0.00
	15	10/1/2007	30	7,862,672.11	57,716.36	47,428.03	10,288.33	0.00	0.00
	16	11/1/2007	31	7,853,900.67	57,716.36	48,944.92	8,771.44	0.00	0.00
	17	12/1/2007	30	7,843,497.51	57,716.36	47,313.21	10,403.15	0.00	0.00
	18	1/1/2008	31	7,834,606.71	57,716.36	48,825.55	8,890.81	0.00	0.00
	19	2/1/2008	31	7,825,660.56	57,716.36	48,770.21	8,946.15	0.00	0.00
	20	3/1/2008	29	7,813,515.84	57,716.36	45,571.65	12,144.71	0.00	0.00

Schedule 2.3 - 1

21	4/1/2008	31	7,804,438.40	57,716.36	48,638.92	9,077.44	0.00	0.00
22	5/1/2008	30	7,793,737.28	57,716.36	47,015.24	10,701.12	0.00	0.00
23	6/1/2008	31	7,784,536.72	57,716.36	48,515.80	9,200.56	0.00	0.00
24	7/1/2008	30	7,773,715.70	57,716.36	46,895.35	10,821.01	0.00	0.00
25	8/1/2008	31	7,764,390.51	57,716.36	48,391.16	9,325.20	0.00	0.00
26	9/1/2008	31	7,755,007.26	57,716.36	48,333.12	9,383.24	0.00	0.00
27	10/1/2008	30	7,744,008.36	57,716.36	46,717.46	10,998.90	0.00	0.00
28	11/1/2008	31	7,734,498.24	57,716.36	48,206.24	9,510.12	0.00	0.00
29	12/1/2008	30	7,723,375.78	57,716.36	46,593.91	11,122.45	0.00	0.00
30	1/1/2009	31	7,713,737.22	57,716.36	48,077.80	9,638.56	0.00	0.00
31	2/1/2009	31	7,704,038.66	57,716.36	48,017.80	9,698.56	0.00	0.00
32	3/1/2009	28	7,689,638.69	57,716.36	43,316.39	14,399.97	0.00	0.00
33	4/1/2009	31	7,679,790.12	57,716.36	47,867.79	9,848.57	0.00	0.00
34	5/1/2009	30	7,668,338.09	57,716.36	46,264.34	11,452.02	0.00	0.00
35	6/1/2009	31	7,658,356.92	57,716.36	47,735.19	9,981.17	0.00	0.00
36	7/1/2009	30	7,646,775.78	57,716.36	46,135.22	11,581.14	0.00	0.00
37	8/1/2009	31	7,636,660.39	57,716.36	47,600.97	10,115.39	0.00	0.00
38	9/1/2009	31	7,626,482.03	57,716.36	47,538.00	10,178.36	0.00	0.00
39	10/1/2009	30	7,614,708.87	57,716.36	45,943.20	11,773.16	0.00	0.00
40	11/1/2009	31	7,604,393.86	57,716.36	47,401.35	10,315.01	0.00	0.00
41	12/1/2009	30	7,592,487.63	57,716.36	45,810.14	11,906.22	0.00	0.00
42	1/1/2010	31	7,582,034.30	57,716.36	47,263.02	10,453.34	0.00	0.00
43	2/1/2010	31	7,571,515.89	57,716.36	47,197.95	10,518.41	0.00	0.00
44	3/1/2010	28	7,556,370.80	57,716.36	42,571.27	15,145.09	0.00	0.00
45	4/1/2010	31	7,545,692.64	57,716.36	47,038.20	10,678.16	0.00	0.00
46	5/1/2010	30	7,533,432.79	57,716.36	45,456.51	12,259.85	0.00	0.00
47	6/1/2010	31	7,522,611.84	57,716.36	46,895.41	10,820.95	0.00	0.00
48	7/1/2010	30	7,510,212.94	57,716.36	45,317.47	12,398.89	0.00	0.00
49	8/1/2010	31	7,499,247.45	57,716.36	46,750.87	10,965.49	0.00	0.00
50	9/1/2010	31	7,488,213.70	57,716.36	46,682.61	11,033.75	0.00	0.00
51	10/1/2010	30	7,475,607.59	57,716.36	45,110.25	12,606.11	0.00	0.00
52	11/1/2010	31	7,464,426.68	57,716.36	46,535.45	11,180.91	0.00	0.00
53	12/1/2010	30	7,451,677.27	57,716.36	44,966.95	12,749.41	0.00	0.00
54	1/1/2011	31	7,440,347.39	57,716.36	46,386.48	11,329.88	0.00	0.00
55	2/1/2011	31	7,428,946.99	57,716.36	46,315.96	11,400.40	0.00	0.00
56	3/1/2011	28	7,413,000.29	57,716.36	41,769.67	15,946.69	0.00	0.00
57	4/1/2011	31	7,401,429.65	57,716.36	46,145.72	11,570.64	0.00	0.00
58	5/1/2011	30	7,388,300.74	57,716.36	44,587.45	13,128.91	0.00	0.00
59	6/1/2011	31	7,376,576.35	57,716.36	45,991.97	11,724.39	0.00	0.00
60	7/1/2011	30	7,363,297.71	57,716.36	44,437.73	13,278.63	0.00	0.00
61	8/1/2011	31	7,351,417.68	57,716.36	45,836.32	11,880.04	0.00	0.00
62	9/1/2011	31	7,339,463.69	57,716.36	45,762.37	11,953.99	0.00	0.00
63	10/1/2011	30	7,325,961.48	57,716.36	44,214.15	13,502.21	0.00	0.00
64	11/1/2011	31	7,313,849.03	57,716.36	45,603.91	12,112.45	0.00	0.00
65	12/1/2011	30	7,300,192.51	57,716.36	44,059.85	13,656.51	0.00	0.00
66	1/1/2012	31	7,287,919.65	57,716.36	45,443.50	12,272.86	0.00	0.00
67	2/1/2012	31	7,275,570.38	57,716.36	45,367.10	12,349.26	0.00	0.00
68	3/1/2012	29	7,260,222.30	57,716.36	42,368.27	15,348.09	0.00	0.00
69	4/1/2012	31	7,247,700.62	57,716.36	45,194.68	12,521.68	0.00	0.00
70	5/1/2012	30	7,233,645.62	57,716.36	43,661.36	14,055.00	0.00	0.00
71	6/1/2012	31	7,220,958.50	57,716.36	45,029.24	12,687.12	0.00	0.00

Schedule 2.3 - 2

72	7/1/2012	30	7,206,742.40	57,716.36	43,500.26	14,216.10	0.00	0.00
73	8/1/2012	31	7,193,887.81	57,716.36	44,861.77	12,854.59	0.00	0.00
74	9/1/2012	31	7,180,953.20	57,716.36	44,781.75	12,934.61	0.00	0.00
75	10/1/2012	30	7,166,496.10	57,716.36	43,259.26	14,457.10	0.00	0.00
76	11/1/2012	31	7,153,390.98	57,716.36	44,611.24	13,105.12	0.00	0.00
77	12/1/2012	30	7,138,767.84	57,716.36	43,093.22	14,623.14	0.00	0.00
78	1/1/2013	31	7,125,490.11	57,716.36	44,438.63	13,277.73	0.00	0.00
79	2/1/2013	31	7,112,129.73	57,716.36	44,355.98	13,360.38	0.00	0.00
80	3/1/2013	28	7,094,401.71	57,716.36	39,988.34	17,728.02	0.00	0.00
81	4/1/2013	31	7,080,847.81	57,716.36	44,162.45	13,553.91	0.00	0.00
82	5/1/2013	30	7,065,787.65	57,716.36	42,656.21	15,060.15	0.00	0.00
83	6/1/2013	31	7,052,055.62	57,716.36	43,984.33	13,732.03	0.00	0.00
84	7/1/2013	30	0.00	0.00	0.00	0.00	0.00	7,052,055.62

Schedule 2.3 - 2

SCHEDULE 2.8

SOURCES AND USES

SOURCES	USES
Loan: $8,000,000	Purchase Price:	$5,100,000
Borrower Equity: $3,030,000	Debt Payoff:	$5,600,000
Closing Costs:		$250,000
Application Fee:		$80,000

Total: $11,030,000	Total:	$11,030,000

SCHEDULE 3.1

INSURANCE EXCEPTIONS

1.	Borrower does not maintain a separate boiler and machinery policy. Rather such coverage is included within Borrower's property insurance policy.

2.
Borrower only maintains terrorism insurance with respect to property damage and not with respect to the type of claims covered under its general liability insurance policy. Further, Borrower anticipates that if and when the federal legislation which requires insurers to provide terrorism insurance expires and such insurance is no longer required and/or subsidized by the federal government that the same will either not be available or not be available on commercially reasonable terms and thus, subject to the immediately following sentence, will not be maintained by the Borrower. Notwithstanding anything contained in this Schedule 3.1 or anywhere in this Loan Agreement, terrorism coverage in amounts and with a carrier acceptable to Lender in its sole discretion if such terrorism coverage (i) is customarily obtained by owners of property similar to the Project in use, character and geographic location, and (ii) is readily available at a cost, which in Agent's opinion, is commercially reasonable.

3.
The Professional Liability Insurance is carried by an unrated captive insurance carrier in such amounts and against such risks as is customarily maintained by similar businesses and by operators of similar assisted living facilities in the same geographic area; provided, however, that Borrower contribute (or cause Master Tenant to contribute) to its established insurance captive on an annual basis an amount equal to the greatest of: (a) the amount required by any applicable insurance rules, regulations or laws existing now or hereafter under the jurisdiction in which the captive has been organized, and (b) the amounts required pursuant to the Master Lease.

Schedule 3.1

SCHEDULE I

CERTAIN DEFINITIONS

As used herein, the following terms have the meanings indicated:

"Acquisition Documents" has the meaning assigned to such term in Schedule 2.1.

"Affiliate" means (a) any entity, including, but not limited to, any corporation, general or limited partnership, joint venture, limited liability company or limited liability partnership, which Borrower or Guarantor or Master Tenant, directly or indirectly, controls, (b) any trust as to which Borrower is the trustee or beneficiary, (c) any Person which controls, directly or indirectly, Guarantor, including, but not limited to, any director or executive officer of Guarantor, (d) any Person related by birth, adoption or marriage to any director or executive officer of Guarantor, or (e) Guarantor; provided, however, an Affiliate shall not include any entity, other than Borrower or Guarantor, which is an Affiliate solely as a result of the fact that such entity and Guarantor are both controlled by Dan Baty or by an Affiliate of Dan Baty.

"Agent" has the meaning assigned to such term in the introductory paragraph of this Agreement.

"Agreement" means this Loan Agreement, as amended from time to time.

"Anti-Money Laundering Laws" has the meaning assigned to such term in Sections 5.26(b).

"Anti-Money Laundering Measures" has the meaning assigned to such term in Section 5.26(b).

"Anti-Terrorism Laws" has the meaning assigned to such term in Section 5.26(a).

"Assignment Agreement" has the meaning assigned to such term in Section 2.9.

"Assignment of Membership Interests" shall mean that certain Assignment of Membership Interests executed by Guarantor with respect to the membership interests in Borrower.

"Bankruptcy Party" shall have the meaning assigned to such term in Section 9.7.

Schedule I

"Borrower" has the meaning assigned to such terms in the introductory paragraph of this Agreement.

"Borrower Anti-Terrorism Policies" has the meaning assigned to such term in Section 7.20(c).

"Borrower's Equity" has the meaning assigned to such term in Part A of Schedule 2.1.

"Business Associate Agreement" has the meaning assigned to such term in Part A of Schedule 2.1.

"Business Day" means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the City of Chicago are not open for general banking business.

"BSA" has the meaning assigned to such term in Section 5.26(b).

"Closing Date" shall be the date on which the Loan is closed and the Initial Funding Amount is funded.

"Collateral" has the meaning assigned to such term in Section 2.10.

"Collateral Assignments" has the meaning assigned to such term in Part A of Schedule 2.1.

"CON" has the meaning assigned to such term in Section 8.1(c).

"Control" or "controls": When used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms "Controlling" and "Controlled" have the meaning correlative to the foregoing.

"Debt" means, for any Person, without duplication, the aggregate of: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as

Schedule I

obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

"Debt Service" means the aggregate interest, principal, and other payments due under the Loan, and on any other outstanding permitted Debt relating to the Project (if any) for the period of time for which calculated.

"Debt Service Coverage Ratio" means the ratio of (i) Net Operating Income (calculated in accordance with Schedule II attached hereto) from the Project, taken as a whole, for a particular period, to (ii) payments of interest due on the Loan for the same period plus principal amortization due during the same period.

"Default Rate" means the lesser of (a) the maximum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the Interest Rate.

"Defeasance" has the meaning assigned to such term in Section 2.9.

"Defeasance Deposit" has the meaning assigned to such term in Section 2.9.

"Designated Person" has the meaning assigned to such term in Section 5.26(a).

"Event of Default" has the meaning assigned to such term in Article IX.

"Executive Orders" has the meaning assigned to such term in Section 5.26(a).

"Expenses"" has the meaning assigned to such term in Schedule II.

"Federal Bankruptcy Code" shall mean Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended.

"FIRREA" has the meaning assigned to such term in Part A of Schedule 2.1.

"Funding Amount" has the meaning assigned to such term in Section 2.1(a).

"GECC" has the meaning assigned to such term in the introductory paragraph of this Agreement.

"Governmental Approvals" means, collectively, all consents, licenses and permits and all other authorizations or approvals required from any Governmental Authority to operate the Project.

"Governmental Authority" means any federal, state, county or municipal government or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body (including, without limitation, the State Regulator), or any court, administrative tribunal, or public body, including but not limited to all such authorities relating to the quality and

Schedule I

adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting.

"Guarantor" means Emeritus Corporation, a Washington corporation.

"Guaranty" means that certain Guaranty of Payment and Performance of even date herewith executed by Guarantor in favor of Agent.

"Hazardous Materials" has the definition given to such term in the Environmental Indemnity.

"HIPAA" has the meaning assigned to such term in Section 8.1(a).

"HIPAA Compliance Plan" has the meaning assigned to such term in Section 8.1(b).

"HIPAA Compliance Date" has the meaning assigned to such term in Section 8.1(b).

"HIPAA Compliant" has the meaning assigned to such term in Section 8.1(b).

"Healthcare Laws" has the meaning assigned to such term in Section 8.1(a).

"Improvements" has the meaning assigned to such term in Recital B.

"Indebtedness" means all payment obligations of Borrower, Master Tenant or Guarantor to Agent and/or Lender under the Loan or any of the Loan Documents.

"Insurance Impound" has the meaning assigned to such term in Section 3.4.

"Interest Rate" has the meaning assigned to such term in Section 2.2.

"Interest Holder Agreement" has the meaning assigned to such term in Section 7.20(b).

"Investor Anti-Terrorism Policies" has the meaning assigned to such term in Section 7.20(c).

"Laws" means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations and guidances and judicial opinions or presidential authority in the applicable jurisdiction, including but not limited to quality and safety standards, accreditation standards and requirements of the State Regulator, each as it may be amended from time to time.

"Leases" has the meaning assigned to such term in Part A of Schedule 2.1.

"Licenses" has the meaning assigned to such term in Section 8.1(c).

Schedule I

"Lien" means any interest, or claim thereof, in the Project securing an obligation owed to, or a claim by, any Person other than the owner of the Project, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Project.

"Lists" has the meaning assigned to such term in Section 5.26(a).

"Loan" means the loan to be made by Lender to Borrower under this Agreement and all other amounts payable under the Loan Documents, including the Prepayment Premium.

"Loan Documents" means: (a) this Agreement, (b) the Note, (c) the Guaranty, (d) any letter of credit provided to Agent in connection with the Loan, (e) the Security Document, (f) the Environmental Indemnity Agreement, (g) Uniform Commercial Code financing statements, (h) such assignments of management agreements, contracts and other rights as may be required under the Commitment or otherwise requested by Agent, (i) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, and (j) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

"Material Adverse Change" or "material adverse change" means, in Agent's reasonable discretion, the business prospects, operations or financial condition of Borrower or Guarantor or Master Tenant, as applicable, or the Project, taken as a whole, has changed in a manner which would reasonably be expected to impair the value of Agent's and Lender's security for the Loan, prevent timely repayment of the Loan or otherwise prevent Guarantor or Borrower or Master Tenant, as applicable, from timely performing any of its material obligations under the Loan Documents.

"Material Non-Residential Lease" means any non-residential Lease of space at a Project with respect to which base rent is equal to or greater than $2,500/month or $30,000/per annum.

"Material Regulatory Violation" means any of the following: (i) revocation of any license, permit, approval or other Governmental Approval (including, without limitation, any CON) required for the lawful operation of the Project, or (ii) other circumstances under which (a) a Borrower is, or in Lender's judgment is reasonably likely to be required by a determination of any Governmental Authority to cease or suspend operation of the Project or (b) any then existing certification of Master Tenant, Guarantor or the Borrower under any Third Party Payor Program in which Guarantor or Borrower or the Project then participates, is, or in Agent's judgment is reasonably likely to be terminated, in whole or in part, prior to the expiration of the term thereof, (iii) the Project receives a

Schedule I

Level 4/immediate jeopardy finding that is not removed, as determined by the applicable surveying agency, within ten (10) days from the date the immediate jeopardy designation went into effect, (iv) the Project is at any time assessed material fines or penalties (whether monetary (e.g. fines or penalties in an aggregate amount in excess of $2,500) or non-monetary) by any Governmental Authority having jurisdiction over Guarantor, Borrower or such Project, (v) the Project continues to have a substandard quality of care designation for a consecutive period of ten days (10) days after receipt by Guarantor or Borrower of notice from the Governmental Authority or any other Person of the original substandard quality of care determination; or (vi) the commencement of any State or Federal remedy imposing a ban on new admissions or denying payment for new admissions that is not removed within thirty (30) days of that remedy going into effect.

"Maturity Date" means (a) June 30, 2013, or (b) any earlier date on which the entire Loan is required to be paid in full, whether at maturity, by acceleration or otherwise, under this Agreement or any of the other Loan Documents, or any later date to which the same may be extended in accordance with the terms of the Loan Agreement.

"Money Market Rate" has the meaning assigned to such term in Section 3.4.

"Monthly Reports" has the meaning assigned to such term in Section 6.1(a).

"Net Operating Income" has the meaning assigned to such term in Schedule II.

"Note" has the meaning assigned to such term in Recital A.

"OFAC" has the meaning assigned to such term in Section 5.26(a).

"OFAC Laws and Regulations" has the meaning assigned to such term in Section 5.26(a).

"Operating Agreement" has the meaning assigned to such term in Section 5.3.

"Other Lists" has the meaning assigned to such term in Section 5.26(a).

"Permitted Debt" has the meaning assigned to such term in Section 7.9.

"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, limited partnership, limited liability, partnership, limited partnership, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

"Potential Default" means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

Schedule I

Prepayment Premium" has the meaning assigned to such term in Section 2.5.

"Project" has the meanings assigned to such terms in Recital B.

"Project Yield" means the ratio, expressed as a percentage, of (a) annualized Net Operating Income from the Project, taken as a whole, as determined by Agent for a particular period, to (b) the outstanding principal balance of the Loan.

"Property" has the meaning assigned to such term in Recital B.

"Regulatory Action" has the meaning assigned to such term in Section 9.3.

"Release Date" has the meaning assigned to such term in Section 2.9(a).

"Repayment Date" means the date upon which the entire principal balance of the Loan and all interest thereon and other sums due pursuant to the Loan Documents, including, without limitation, the Prepayment Premium, in any, have been paid in full.

"Revenue" has the meaning assigned to such term in Schedule II.

"Scheduled Defeasance Payments" has the meaning assigned to such term in Section 2.9.

"Security Agreement" has the meaning assigned to such term in Section 2.9(e).

"Security Deposits" means any security deposit from any tenant or occupant of the Project collected or held by Borrower or Guarantor.

"Security Document" means that certain first priority Deed of Trust, Assignment of Rents and Security Agreement executed by Borrower for the benefit of Agent, encumbering the Project.

"Single Purpose Entity" means a Person (other than an individual, a government, or any agency or political subdivision thereof), which exists solely for the purpose of owning and operating the Project, conducts business only in its own name or in the name of the Project, does not engage in any business or have any assets unrelated to the Project, does not have any Debt other than as permitted by this Agreement, has its own separate books, records, and accounts (with no commingling of assets) holds itself out as being a Person separate and apart from any other Person, and observes corporate, partnership or limited liability company, as the case may be, formalities independent of any other Person, and which otherwise constitutes a single purpose entity as determined by Agent. Without limiting the foregoing, a Single Purpose Entity (i)  does not hold, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the interest which it owns in its respective Project and (ii) is not a shareholder or partner or member of any other entity.

Schedule I

"Site Assessment" means that certain Property Condition Assessment Report prepared by EMG dated May 16, 2006, Project No. 77515.06R-001.042.

"SND List" has the meaning assigned to such term in Section 5.26(a).

"State Regulator" has the meaning assigned to such term in Section 7.18(a).

"Successor Borrower" has the meaning assigned to such term in Section 2.9.

"Taxes" has the meaning assigned to such term in Section 3.5.

"Tax Impound" has the meaning assigned to such term in Section 3.5.

"Tenant" means any tenant or occupant of the Project under a Lease.

"Term Sheet" means that certain term Sheet dated April 19, 2006, addressed to Eric Mendelsohn, Emeritus Corporation, and signed by Chris Taylor.

"Terrorism" has the meaning assigned to such term in Section 3.1(b).

"Third Party Payor Programs" has the meaning assigned to such term in Section 8.2(f).

"Title Company" means Chicago Title Insurance Company or such other national title insurance company approved by Agent and Lender in their sole and absolute discretion.

"Title Policy" has the meaning assigned to such term in Schedule 2.1 Part A.

"U.S. Obligations" has the meaning assigned to such term in Section 2.9.

"U.S. Publicly-Traded Entity" has the meaning assigned to such term in Section 5.26(a).

"Violation" has the meaning assigned to such term in Section 5.24.

"Yield Maintenance Amount" has the meaning assigned to such term in Section 2.9.

Schedule I

Code definitions for Index.
SCHEDULE II

CALCULATION OF NET OPERATING INCOME

"Net Operating Income" means annualized Revenue less Expenses, all as reasonably determined by Agent's audit (or otherwise reasonably estimated by Agent) and at Borrower's expense.

"Revenue" for a period means the lesser of (i) annualized Adjusted Actual Rent for such period or (ii) annualized Monthly Effective Rent, excluding in each case, rent payable under the Master Lease. In determining Revenue, the occupancy factor utilized shall be the lesser of (a) actual occupancy of the Project, ignoring for this purpose the Master Lease, or (b) an assumed ninety-five percent (95%) occupancy rate.

"Adjusted Actual Rent" means (a) all amounts collected by or on behalf of Guarantor, in its capacity as the operator of the Project under the terms of the Master Lease from tenants of the Project, taken as a whole (excluding amounts due to Borrower under the Master Lease for the period in question (and if none specified, then for the most current twelve (12) months, excluding nonrecurring income and non-property related income (as determined by Agent in its reasonable discretion) and income from tenants (i) that are thirty (30) or more days delinquent, (ii) that are in bankruptcy (even if current), (iii) non-residential tenants whose leases terminate within six (6) months (as adjusted for space re-leased upon terms acceptable to Agent in its reasonable discretion) and (iv) that have been delinquent two (2) or more times during the past twelve (12) months, and (b) other revenue for such period not to exceed ten percent (10%) of the amounts included in clause (a) above for laundry, vending, parking and other occupancy payments (but excluding late fees and interest income) based upon collections for such period.

"Monthly Effective Rent" means an amount equal to (x) total rent due over the term of the Leases with respect to the Project, taken as a whole (excluding rent due under the Master Lease) less any payments or concessions which Agent, in its reasonable discretion, deems to be a rent concession, divided by (y) the total number of months in the Leases with respect to the Project taken as a whole.

"Expenses" means actual and customary operating expenses, whether incurred by Borrower or by Guarantor in its capacity as the operator of the Project, related to the Project, taken as a whole, on a stabilized accrual basis for the previous twelve (12) month period (as reasonably adjusted by Agent), including: (i) recurring expenses (e.g., tenant improvements, leasing commissions, carpeting replacement, appliance and drapery replacement and such others as determined by Agent in its reasonable discretion), (ii) real estate taxes, (iii) management fees (whether paid or not) in an amount not less than five percent (5%) of effective gross income, and (iv) a replacement reserve (whether reserved or not) of not less than Three Hundred Fifty and No/100 Dollars ($350.00) per unit.